OFFERING CIRCULAR	AUGUST 26, 2022

United States Securities and Exchange Commission

Washington, D.C. 20549

Part II of Form 1-A,

Regulation A Offering Circular

under the Securities Act of 1933

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.

A California Cooperative Corporation

1428 Franklin St,

Oakland, California 94612

(650) 743-6974

https://ebprec.org

Number of securities being sold: 72,000
Price per Share: $1,000.00

This Post-Qualification Amendment to Offering Circular relates to the offering (the “Offering”) of Investor Owner Shares (“Shares”) by East Bay Permanent Real Estate Cooperative (the “Cooperative” or “EB PREC”). The Cooperative intends to use these funds to facilitate Black, Indigenous, People of Color, and allied communities in cooperatively organizing, financing, purchasing, occupying, and stewarding properties, taking them permanently off the speculative market, creating community controlled assets, and empowering our communities to cooperatively lead a just transition from an extractive capitalist system into one where communities are ecologically, emotionally, spiritually, culturally, and economically restorative and regenerative.

	Price to Public	Proceeds to Issuer	Proceeds to Other Persons
Price per Share	$1,000	$1,000	$0
Total Minimum	$0	$0	$0
Total Maximum (1)	$72,000,000	$72,000,000	$0

(1)        Initially, the Cooperative offered for sale $50,000,000 in Investor Owner shares under this Offering, first qualified on September 29, 2020. The Securities and Exchange Commission (the “SEC”) has subsequently raised the cap on Regulation A, Tier 2 Offerings from $50 million to $75 million. As of the date of this Offering Circular, we have sold 2665 Shares through this Offering, at a price of $1,000 each, and are continuing to sell Investor Owner Shares under our qualified offering statement. Accordingly, the Cooperative seeks to offer a total maximum of $72 million under this Offering Circular.

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See the “Securities Being Offered” section starting on page 20 of this Offering Circular for a discussion of the securities offered and the rights of Investor Owners. This Offering was initially qualified by the SEC on September 29, 2020. This is a continuous offering and will likely continue for up to three years from the initial qualification date, unless we terminate the Offering sooner.

These Shares are speculative securities. Investment in the Shares involves significant risk. You should purchase these securities only if you can afford a complete loss of your investment. For example, significant risks arise from the fact that:

∙	EB PREC is not a profit-oriented company; it’s a community-oriented company.
∙	You can’t sell your Shares to others. You can only redeem them with the Cooperative, and even then only 5 years after your initial purchase.
∙	When you redeem the Shares, instead of receiving cash, you may receive a promissory note, payable over up to 5 years.
∙	The Board may reduce the redemption value of the Shares and promissory notes based on the financial health of the company.

See the “Risk Factors” section starting on page 5 for additional discussion of the many risks of investment.

The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.

An offering statement pursuant to Regulation A relating to these securities has been filed with the SEC. Information contained in this Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the SEC is qualified. This Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.

EB PREC may limit this Offering or offering amounts in certain states where restrictions may apply to the offering of securities in such state, or where EB PREC has limited the Offering in any particular state for any other reason.

Generally, no sale may be made to non-accredited investors in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. For more information, see the “Limitations On Amount A Non-accredited Investor Can Invest” section starting on page 23.

Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

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SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before investing in the Shares. You should carefully read this entire document, especially the “Risk Factors” section, which discusses risks associated with investing in the Shares.

Key Things to Know About This Offering

FOR WHOM

This Offering is for any person 18 and older, organization, or business in the United States that commits to the Mission and Points of Unity in EB PREC’s Bylaws.

WHAT

The Cooperative is offering the opportunity to purchase Investor Owner Shares at $1,000 per Share.

WHEN

This is a continuous offering that began October 1st, 2020 and will likely continue for up to three years from that date, unless we terminate the Offering sooner or renew the Offering.

USE OF FUNDS

Funds raised will be used to acquire, rehabilitate, build, and steward real estate in the East San Francisco Bay Area of California.

MAXIMUM OFFERING

Under this Offering, EB PREC will sell a maximum of $72,000,000 in Shares (72,000 Shares).

MIN. AND MAX. INVESTMENT AMOUNTS

The minimum investment amount per person is one Share ($1,000) and the maximum is dependent on individual factors described later in this document.

REDEMPTION OF SHARES AND DIVIDENDS

When an Investor Owner requests redemption of Shares, EB PREC’s goal is to repay the principal of the investment, along with dividends on Shares accruing and compounding at a target rate of approximately 1.5% per year. EB PREC may also choose to pay dividends prior to redemption.

LIMIT ON REDEMPTION

Investors may not redeem their Shares until after a minimum of five years, unless the Board makes an exception to this rule.

LIMITED TRANSFERABILITY

Investors may not transfer shares to others. They may only be redeemed with the Cooperative.

ONE MEMBER, ONE VOTE

This is a cooperative, meaning that Owners get only one vote each, regardless of their number of Shares.

GOVERNANCE

The Cooperative is overseen by an eight member Board of Directors, with five Directors elected by certain Owners of the Cooperative, and the remaining three appointed by non-profits representing Black, Indigenous, and People of Color stakeholders of the East Bay where the Cooperative focuses its work. See the Section of this Offering Circular titled “Directors, Officers, and Significant Employees”, as well as our Bylaws, (pp. 17-21) for more information about our Board of Directors.

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RISK FACTORS

Fluctuation of property values could create challenges.

RISK

EB PREC seeks to decrease volatility and price in the housing market by permanently taking property off the speculative market. However, as EB PREC grows, the speculative markets will continue to conduct business as usual. If property values rise, EB PREC may be priced out of certain areas, or be forced to commit greater financial resources to maintaining or expanding its holdings. Alternatively, EB PREC’s assets could lose value if surrounding property values decrease. Either of these scenarios could limit future leveraging opportunities or dividends.

MITIGATION EFFORTS

EB PREC will mitigate these risks by:

●	Diversifying property types and locations within and around Alameda County,
●	Seeking to negotiate property acquisitions before the properties are put on the open market, and
●	Advocating for public policies that stabilize markets and make real estate more affordable to organizations like EB PREC.

Loss of key personnel or collaborators could pose challenges for EB PREC.

RISK

The success of EB PREC depends on the skills, experience, and performance of key Staff, Directors, and collaborators. The Cooperative’s success also depends on its ability to recruit, train, and retain qualified staff.

MITIGATION EFFORTS

Policies and practices that mitigate this risk include:

●	Under the Bylaws, EB PREC is mandated to spread power among all types of Owners (Bylaws pp. 7-38). The vision is for EB PREC to grow more decentralized over time, allowing EB PREC to rely less and less on central staff and organizers.
●	Similarly, the Bylaws mandate “a non-hierarchical workplace that distributes power to all workers” (Bylaws p. 29).
●	EB PREC gives careful attention to matters of culture, community-building, and conflict engagement, with the goal of meaningfully attracting and engaging people to work with and lead the work of the Cooperative.

“The activities of the Cooperative will therefore be spread out among small semi-autonomous groups that will be accountable to the whole. [...] We prioritize decentralized governance because it builds people power, creates resiliency, and fosters a strong sense of community ownership, activating people to protect and steward land in the long-term.”

Bylaws p. 7

Control of EB PREC may change over time.

RISK

EB PREC’s success depends on its being controlled by responsible and accountable parties, so a change in control could create problems. The number and type of Owners will vary over time, changing the power of different types of Owners, including Investor Owners.

MITIGATION EFFORTS

The Bylaws are designed to reduce concentration or stagnation of power, undue influence, and mission drift.

●	Every Owner gets only one vote, regardless of the number of Shares they hold. This means that power cannot be bought.
●	The Bylaws contain checks and balances, including provisions for oversight of Staff, and removal of Staff, Directors, and Owners.
●	The mission and vision is safeguarded by Vision Protectors (Bylaws p. 38). All Owners must agree to, and act in a manner consistent with, the Mission and Points of Unity in the Bylaws (pp. 5-6).

WHO CONTROLS THE BOARD?

●	5 Board seats are elected by Owners. Investor Owners are eligible to vote for only 2 of these seats.
●	3 Board seats are appointed by local organizations, representing Black, Indigenous, and People of Color stakeholders of the East Bay.
●	See the Section of this Offering Circular titled “Directors, Officers, and Significant Employees”, as well as our Bylaws, (pp. 17-21) for more information about our Board of Directors.

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EB PREC will have limited liquidity.

RISK

Real estate is a relatively illiquid asset, meaning it is not easily converted to cash. Further, the Bylaws intentionally create barriers to liquidating Cooperative assets (see Bylaws pp. 56-57). These factors, combined with commitments to maintain affordability, decommodify land, pay living wages (Bylaws pp. 41-42) and distribute surplus returns (Bylaws pp. 45-47), mean that EB PREC will typically be “cash poor.” This may impact the Cooperative’s ability to distribute dividends and return principal to Investor Owners.

MITIGATION EFFORTS

EB PREC will mitigate this risk by:

●	Keeping some reserves in liquid investments,
●	Developing partnerships with financial institutions that facilitate liquidity,
●	Refinancing properties to access cash when needed, and
●	Giving Investor Owners the option to not to receive dividends.

Tenants’ economic distress could affect the Cooperative’s financial stability.

RISK

EB PREC is creating permanently affordable real estate and working to reduce displacement. When tenants cannot make required payments to EB PREC, EB PREC plans to seek alternatives to eviction, such as by providing grace periods, offering payment plans, and seeking other creative solutions to support tenants. Many of EB PREC’s target residents are already experiencing economic distress due to systemic discrimination and oppression. Therefore, EB PREC may elect to not use conventional credit histories or other traditional metrics in the selection of tenants, which may increase the risk of non-payment by tenants.

The global COVID-19 pandemic also means that many tenants will lose income. In choosing tenants, we do not plan to discriminate based on their sources of income or line of work as it relates to potential to lose income.

MITIGATION EFFORTS

EB PREC is working to mitigate the above by:

●	Building community ties among Owners so that they may provide mutual aid and support one another’s financial success,
●	Partnering with enterprise incubators and technical assistance providers to help ensure the success of commercial tenants, and
●	Raising philanthropic capital and other earned income streams to support the Cooperative’s ongoing operations.

Interest rate fluctuation and inflation could affect the financial stability of EB PREC.

RISK

EB PREC will be impacted by general economic and market conditions, such as fluctuating interest rates, availability of credit, inflation rates, economic uncertainty, and changes in laws.

The rate of return applicable to Investor Owner Shares is capped at 5%. Fluctuations in market interest rates will impact the cost of EB PREC’s debt capital especially should the Cooperative enter into a loan agreement with a floating interest rate. Higher than anticipated interest rates on EB PREC’s debt could have an adverse effect on EB PREC’s ability to redeem Shares at the purchase price or at all, or to declare dividends. Should commercial interest or inflation rates rise, the Cooperative is not legally obligated to pay a higher rate or to redeem Shares prior to their maturity.

EB PREC will have increased administrative demands as a result of this Offering.

RISK

The Cooperative will spend more money on administrative capacity as a result of making this Offering. Under federal securities laws, EB PREC will have to file regular reports with the SEC and generally work to keep investors informed.

MITIGATION EFFORTS

EB PREC works to mitigate these costs by:

●	Avoiding unnecessary “legalese” and irrelevant boilerplate language in documents, so that EB PREC is not overly reliant on high-cost processionals,
●	Avoiding unnecessary administrative and bureaucratic procedures, and
●	Seeking to teach and engage our staff to manage these processes.

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This is a long-term investment and you can’t transfer your shares to others.

RISK

You should consider an investment in the Cooperative only as a long-term investment. The minimum investment period is 5 years, with only some exceptions allowed by the Board (see Bylaws pages 11 and 51).

Further, when you redeem the Shares, EB PREC may not be able to pay you immediately, but may give you a promissory note for amounts due, payable over up to 5 years (see Bylaws page 48).

In addition, you may not transfer your Shares to others. You may only redeem them with the Cooperative (see Bylaws pages 11, 48, and 51).

Federal and state securities laws also limit the transferability of Shares.

EB PREC may never be able to return your investment or pay dividends.

RISK

EB PREC cannot guarantee that Investor Owners will gain a substantial return on investment, or any return at all, or that an Investor Owner will not lose a substantial portion or all of the investment.

MITIGATION EFFORTS

To reduce the risk of loss for Investor Owners, we aim to pay for our full operational and staffing costs with grants, donations, and earned income for the next 2-5 years. This means that a significant portion of proceeds from this Offering will be used to purchase capital assets, which will generate a stream of income over the long-term.

In addition, by bringing in hundreds or thousands of Investor Owners—many from our East Bay community and other like-minded investors from across the country—we are creating a base of support of people who are financially and emotionally invested in the success of EB PREC. We believe this will help ensure we have a community of support if ever we face challenges. Repaying Investor Owners is an important part of our model, because we are passionate about proving that it’s possible to finance real estate using community-sourced financing, rather than conventional mortgages.

EB PREC could face legal compliance problems or lawsuits.

RISK

The Cooperative must comply with local, state, and federal rules and regulations to continue to offer and sell Shares. The Cooperative believes that it complies with the rules and regulations with which it is required to comply. If the Cooperative fails to comply with a rule or regulation, it may be subject to fines, or other penalties, or its permit or licenses may be lost or suspended. Furthermore, the Cooperative may be subject to lawsuits if it operates in breach of the law, or for any number of reasons arising out of the ownership of property, such as environmental, construction, permitting, and zoning matters. The Cooperative may have to stop operating and its Investor Owners may lose their entire investment.

MITIGATION EFFORTS

To mitigate this risk, the Cooperative has engaged a legal team from the Sustainable Economies Law Center (the “Law Center”) and entered into a pro bono legal services agreement, and fiscal sponsorship agreement with the Law Center. EB PREC has also contracted for additional support from Gundzik Gundzik Heeger LLP, a law firm with experience in Regulation A compliance.

Ownership of real estate comes with inherent risks.

RISK

We are subject to risks generally attributable to the ownership of real property, including for example:

●	changes in global, national, regional or local economic, demographic or capital market conditions,
●	changes in supply of or demand for similar properties in a given market, which could result in rising vacancy rates or decreasing market rental rates, and
●	changes in government rules, regulations and fiscal policies, including increases in property taxes, changes in zoning laws, limitations on rental rates, and increasing costs to comply with environmental laws.

All of these factors are beyond our control. Any negative changes in these factors could affect the Cooperative’s financial performance and our ability to meet our obligations and make distributions to Investor Owners.

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MITIGATION EFFORTS

We conduct extensive due diligence on our prospective acquisitions, with the help of experienced professionals and advisors, in an effort to identify and plan for major issues that may arise. We also seek to get insurance in amounts and on terms commercially reasonable for each property. In addition, by working closely with Resident Owners, we hope to quickly identify and respond to new issues that may arise after we acquire each property.

EB PREC could terminate the Offering early.

RISK

The Cooperative intends to receive investments on a continuous basis, but also has the right to terminate this Offering at any time, regardless of the amount of capital raised. There is no assurance that other people will invest in this Offering, and there is no obligation for EB PREC to refund investments in the event that the Offering ends early. Terminating early will reduce our capital and ability to acquire properties.

MITIGATION EFFORTS

As its name suggests, East Bay Permanent Real Estate Cooperative is designed to become a permanent asset in our communities. By building a base of hundreds of members and supporters, EB PREC seeks to grow from a solid foundation, raising capital continuously and removing hundreds or even thousands of properties from the speculative market over time. Selling Shares to Investor Owners provides EB PREC with low-cost financing which is essential to creating permanently affordable housing. As such, it is unlikely that EB PREC would terminate this Offering early.

EB PREC may not raise sufficient financing.

RISK

The Shares are being offered by the Cooperative on a “Best Efforts” basis. This means that no one has committed to underwrite or otherwise buy any Shares in advance of this Offering. The Cooperative can provide no assurance that this Offering will raise substantial financing. Further, the Cooperative may be unable to secure additional loans or grant funding at the level shown in its projections or at all.

MITIGATION EFFORTS

Our fundraising progress to date has exceeded expectations. We’ve raised over $2,900,000 through the sale of Shares since the launch of the Cooperative in spite of, among other things, the impact of the COVID-19 pandemic and limited rollout of our marketing efforts. As described later in this document, EB PREC is contemplating multiple property acquisitions ranging from low-cost to high-cost, meaning that EB PREC has the flexibility to focus on different acquisitions depending on the amount raised in this Offering. Regardless of the amount raised, it is likely that funds will be deployed for one or more acquisitions, which will eventually generate income for EB PREC.

Our Staff Owners are human.

RISK

Our Staff Owners serve as stewards of the Cooperative, overseen by our Board of Directors. And all of Staff Owners, employees and Directors are committed to our mission. However, we are all human. We will make decisions and seek to guide the Cooperative in a way that we believe will best serve our mission and stakeholders, but it is possible (and expected!) that we will make mistakes from time to time. Management will have significant flexibility in applying the net proceeds of this Offering within the scope of the business of the Cooperative. The failure of management to apply such funds effectively could have a material adverse effect on the Cooperative’s business and financial condition.

MITIGATION

We seek to mitigate this risk through education, mutual support, and accountability. We continue to grow and train our management team, as well hire and seek mentorship from experienced professionals to advise us in areas such as real estate, law, financing, accounting, and environmental matters. Further, our Board continues to guide the Cooperative towards non-hierarchical decision-making: by meaningfully engaging more individuals in Cooperative decisions, we hope to take full advantage of our collective knowledge, perspective, attention, and expertise. Finally, we have instituted a series of checks and balances between and among our Staff Owners, our Board, and our Members, so that we can hold each other accountable in a manner that is transparent, compassionate, and encouraging, rather than punitive.

Investors may have unforeseen tax consequences.

RISK

Shares purchased are investments and not donations. Investors will not receive a charitable tax deduction for purchasing Shares.

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Dividends earned on the Shares will likely be taxable to the Investor, regardless of whether they are paid by check or reinvested in the Cooperative.

The Cooperative and its officers, Directors, and any other professional advisors do not provide advice or information about any tax consequences of any investment in the Cooperative. Each prospective Investor Owner should seek tax advice from their own advisors about the tax consequences of an investment in the Cooperative.

This document contains forward-looking statements and financial projections, and they could be totally wrong.

RISK

Financial projections provided in this document and elsewhere are based upon assumptions that the management of the Cooperative believes to be reasonable. However, given all of the risks summarized above and other unpredictable factors impacting the Cooperative, the projections should be viewed merely as financial possibilities and not as a prediction or guarantee of future performance.

Specifically, this document contains forward-looking statements (a term defined in Section 27A of the Securities Act), which tend to include words like “believe,” “may,” “will,” “could,” “would,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “hope,” or the negative or plural of these words or similar expressions. With these statements, we aim to project our revenues, income or loss, capital expenditures, business relationships, financing, property acquisitions, and plans for future operations to help you understand our business plan. But such statements are based upon management’s current expectations, beliefs, and assumptions about future events, and therefore involve a number of risks and uncertainties. As a result, you should not rely upon forward-looking statements as predictions of future events.

Except as required by law, neither the Cooperative nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Cooperative undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in its expectations.

You should read this Offering Circular and all related documents with the understanding that the Cooperative’s actual future results, performance, events, and circumstances may be very different from what the Cooperative expects.

Dilution

RISK

When EB PREC sells more Investor Owners shares, or when EB PREC brings in Resident Owners, Community Owners, Staff Owners, or additional Investor Owners, there is likely no immediate impact on the financial rights of each Investor Owner. However, various factors could result in a reduction of financial return for Investor Owners. The number of Investor Owner Shares sold could impact the financial strength or weakness of EB PREC overall, which could either positively or negatively impact the likelihood that an Investor Owner will be able to redeem their shares and receive dividends in full. Further, when EB PREC has any financial obligations to certain creditors or Resident Owners, payments to those creditors and Resident Owners will be prioritized and paid first, before the Cooperative pays its obligations to Investor Owners. Further, the Board of Directors has the discretion to reduce payments on all outstanding Investor Owner Shares and on promissory notes held by former Investor Owners if the Board believes that full payment would threaten the financial health of the Cooperative. (See Bylaws pages 48, 51, and 53.) As such, when an Investor Owner redeems their share, when they exchange a share for a promissory note, or when they receive payments on liquidation of the Cooperative, it is possible that they will receive less money than expected.

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ABOUT THE COOPERATIVE:

Description of Business and Activities

East Bay Permanent Real Estate Cooperative, Inc. is a California Cooperative Corporation. In this document, we also refer to it as “East Bay Permanent Real Estate Cooperative” or “EB PREC” and the terms “we,” “us,” “our,” “Cooperative,” “management,” or similar terms.

Mission and Background

East Bay Permanent Real Estate Cooperative’s mission is to facilitate Black, Indigenous, People of Color, and allied communities to cooperatively organize, finance, purchase, occupy, and steward properties, taking them permanently off the speculative market, creating community controlled assets, and empowering our communities to cooperatively lead a just transition from an extractive capitalist system into one where communities are ecologically, emotionally, spiritually, culturally, and economically restorative and regenerative.

We were formed in recognition that the Bay Area’s vibrant, diverse communities are rapidly being displaced. In 1980, Black people were by far the largest ethnic group in Oakland, accounting for 46% of Oakland’s population1. By 2015, the Black population had fallen to 25.4%, now the 3rd largest demographic, following White (26.9%) and Hispanic (26.1%).2 Similar stories are unfolding across the country. We believe the only way to disrupt this pattern is to center communities of color in leading a just transition that conserves cultural assets and permanently protects land from speculative markets.

Approach

We’ve created an approach to stabilizing and preserving the heritage of our community through a participatory model of real estate acquisition and neighborhood development. Our model of real estate development is grassroots-led, rather than top-down. EB PREC engages everyday people in organizing, financing, acquiring, and stewarding land and housing.

EB PREC’s staff supports and provides technical and financial assistance to groups of community members who coalesce around the acquisition of properties, including homes, multi-unit buildings, land, cultural spaces, and commercial properties. The group (referred to by EB PREC as an “owner group” or “organizing group”) then organizes neighbors and other community members to support the project by becoming Owners of EB PREC. Financing from the sale of Investor Owner Shares will often be combined with other forms of financing like loans from community banks or credit unions, to enable EB PREC to purchase the property.

EB PREC then acquires title, permanently protecting the property from the speculative market, while over time delegating the governance of the property to small democratic groups of residents. EB PREC collaborates with residents to set rents – not for the purpose of generating profit – but with the goal of keeping real estate affordable by operating at-cost and returning surplus to residents. The rents are calculated with the goal of covering the financing, acquisition, and operational costs of each project.

These residents also become Resident Owners of the Cooperative, giving them the right to vote and other matters on a one member, one vote basis. One Director is elected exclusively by Resident Owners to ensure representation on our Board of Directors.

Primary Activity

EB PREC’s primary business activity is to buy, rehabilitate, steward, and manage real estate, while sustaining EB PREC’s operations with rental income from the properties. EB PREC’s unique model of development engages community members and local organizations in the visioning and planning process for each property, meaning that each property has a group of people personally “invested” in the success of the project.

While the real estate market is cyclical and can be unpredictable, EB PREC is uniquely situated to reduce risk in our portfolio over time for various reasons.

●	By co-managing our properties with EB PREC’s Resident Owners, we are likely to have lower turnover, better property upkeep, and be able to better anticipate and proactively address problems through active communication and relationship building with residents.

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1 https://www.sfgate.com/bayarea/article/25-drop-in-African-American-population-in-Oakland-2471925.php

2 http://www2.oaklandnet.com/oakca1/groups/ceda/documents/agenda/oak069022.pdf

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●	The Cooperative is building strong relationships with local community land trusts, affordable housing developers, attorneys, and housing rights organizations. These partnerships will help us access skills, professional expertise, financing, and economies of scale.

Secondary Activities

EB PREC has taken on secondary business activities, most emerging from the deep connections EB PREC has built with local government, community members, and organizations, in order to carry out its mission. EB PREC’s secondary activities include:

EDUCATION

EB PREC has contracted with and been paid by both Law Center and Northern California Land Trust (NCLT) to develop educational curriculum, classes, and events related to community stewardship of land and housing. For example, NCLT hired EB PREC to develop and host a resident training program for the Co-op 789 real estate project described elsewhere in this document. The City of Oakland has also hired EB PREC to design and implement the anti-displacement outreach, education, and organizing portion of the $28,000,000 Transformative Climate Communities (TCC) “Better Neighborhoods, Same Neighbors” grant they received from the Strategic Growth Council.

COMMUNITY EVENTS

EB PREC hosts many community gatherings, discussions, book clubs, and other events. These community events create a small income stream to the Cooperative, because they grow the number of EB PREC’s Community Owners, who, upon joining, make regular financial contributions to EB PREC.

PUBLIC SPEAKING

EB PREC has received a small stream of earned income in the form of fees and honorariums for public speaking events and presentations.

TECHNICAL ASSISTANCE AND CONSULTING

Staff of EB PREC are providing or have provided in-depth technical assistance to local organizations with similar or overlapping goals, including the East Oakland Grocery Cooperative, Oakland’s Black Cultural Zone, BlacSpace Cooperative, Justice Funders, and Alena Museum. In addition, EB PREC staff have done paid consultations with groups throughout the continent, such as a real estate project in Montreal seeking to model itself off EB PREC, a consultation in Jackson Mississippi with New West Jackson Cooperative, and a consultant role with the Local Initiatives Support Corporation (LISC), a Community Development Financial Institution to organize a West Oakland equitable development advisory committee for the 7th Street Corridor. EB PREC also consulted with the City of Oakland as the City developed a program to support low income homeowners to obtain loans and navigate the permit and construction process in order to create more affordable housing stock in Oakland.

In 2022 EB PREC created an official “owner group” process where members of the Cooperative can create affinity groups within the Cooperative to work toward certain goals, like acquiring a property, or supporting an initiative. These groups will have increased access to staff for technical assistance, and will help us differentiate and prioritize assistance to Cooperative members and their projects.

COALITION-BUILDING

EB PREC staff is active in many local and regional housing justice organizations and coalitions, including Right to the City, Homes for All CA, the People’s Land and Housing Alliance, the Regional Tenant Organizing Network, and the Oakland Property Acquisition Collaborative. To date, much of this work has been unpaid, and although this requires the time and capacity of our staff and organizers, we continue to believe that it is an important use of these resources. In 2022 EB PREC was accepted into the CalCORE program, hosted by Community Vision and Genesis LA, which is a coalition building and training program which included a $5,000 stipend for our participation. Additionally the consulting work with LISC (mentioned above) centers around coalition building through an advisory committee of local stakeholders to the 7th St. Corridor..

Staffing and Support

CURRENT STAFFING AND SUPPORT

As of August 2022, 9 individuals worked full time on projects for the Cooperative, and an additional 6 worked part time on EB PREC initiatives. The Cooperative directly employs 8 full-time employees. In addition, the Law Center employs 6 people who work part-time to support with EB PREC’s development and legal needs, in addition to Noni Session, who is employed full-time to support the work of EB PREC and related education and organizing, under a project fiscally sponsored by the Law Center, called Collective Action and Land Liberation Institute. The details of the Law Center’s commitments to EB PREC are provided in the attached Legal Services Agreement and Incubation and Technical Support Agreement.

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Aside from EB PREC and Law Center employees, EB PREC meets regularly with Gundzik Gundzik Heeger LLP for support with Regulation A compliance, and with attorney Daniel Rollingher for real estate legal support.

The cooperative has also contracted with Sabi Design Build and Loman McNamara as the Design Build team to provide architectural services for Esther’s Orbit Room.

In 2022 EB PREC hired Princess Robinson as our Co-ownership and Education Facilitator, and brought Susan Park on from a part time Operations Coordinator, to a full time Operations Coordinator.

HIRING PLANS

We are currently hiring a Project Manager to support the cultural development of Esther’s Orbit Room, and may hire additional support for Communications and Construction Management over the coming year.

What is Unique About EB PREC’s Corporate Structure?

EB PREC is a California Cooperative Corporation, which is described in the California Corporations Code sections 12200-12704.  According to section 12201 of the Code, “such corporations are democratically controlled and are not organized to make a profit for themselves, as such, or for their members, as such, but primarily for their members as patrons.” As such, Investor Owners should not view the purchase of Investor Owner Shares as an opportunity to profit in the way that investors in conventional stock corporations might. Rather, Investor Owners are providing low-cost capital to support the work EB PREC does for the community, staff, and residents.

Structure and Governance

EB PREC has a unique legal, governance, and financial structure that is best understood by reading our cartoon Bylaws, attached to this document as exhibit 2.b. We have written these Bylaws with the goal that all Owners read, understand, and feel empowered by our structure.

Unlike a conventional housing cooperative, which is formed to provide housing to a defined group of residents, EB PREC could be described as a “movement cooperative,” because it is designed not only to provide housing and affordable real estate, but also to build a large membership base and serve members’ collective goal to transform our neighborhoods and our systems for land ownership.

To this end, EB PREC has 4 categories (or “classes”) of Owners (or “members”), each with different rights, qualifications,  responsibilities, and ways of participating in EB PREC:

1.	Community Owners
2.	Investor Owners
3.	Resident Owners
4.	Staff Owners

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The securities being sold through this Offering enable people to become Investor Owners. To understand the role of Investor Owners in relation to other Owner categories, please read our Bylaws.

HISTORY AND DEVELOPMENT OF THE COOPERATIVE

The East Bay Permanent Real Estate Cooperative was incorporated in 2017 after nearly one year of meetings and planning by the People of Color Sustainable Housing Network (“POCSHN") and the Sustainable Economies Law Center (the “Law Center”). This section provides a timeline of its development and evolution.

2016: Visioning and Planning

Growth of People of Color Sustainable Housing Network (POCSHN): POCSHN was founded in 2015 and, by early 2016, had grown into a network of more than 1,000 community members who joined a MeetUp group, attended events, and/or subscribed to the group’s newsletter. Among other things, this group sought to learn about models of collective land ownership that could combat displacement of people of color in the East Bay.

Development of the “permanent real estate cooperative” model by the Law Center: The Law Center, founded in 2009, had, by 2016, become frustrated with the practical and legal limitations of current models for development of affordable housing. Law Center staff drafted a concept piece proposing a new model called the “permanent real estate cooperative.”

Joint monthly planning meetings: After POCSHN attended one of the Law Center’s legal clinics, the two organizations began in April 2016 to meet monthly to plan the formation of a permanent real estate cooperative, gathering feedback from POCSHN members and refining the envisioned legal and financial structure.

2017: Incorporation and Development

Incorporation and Board: EB PREC was incorporated as a California Cooperative Corporation on February 27, 2017, simple Bylaws were adopted, and a 3-member Board of Directors (Marissa Ashkar, Lina Buffington, and David Jaber) was appointed to steward EB PREC’s development.

Community meetings and working groups: Twice per month from July to December, 2017, EB PREC hosted public meetings to gather feedback from community members on topics such as mission, vision, values, property selection, fundraising, and governance. Small working groups were formed and met separately on topics such as governance, finances, education, and partnerships.

Grants and support staff: Two grants secured by the Law Center (from Full Circle Fund and Christensen Fund) enabled EB PREC to pay stipends to two individuals, Marissa Ashkar and Lina Buffington, to carry out work that included event planning, communications, and administration.

2018: Staffing, Funding, and Launch

Staff Collective: From the working groups formed in 2017, a group of four core leaders emerged (Marissa Ashkar, Noni Session, Ojan Mobedshahi, and Shira Shaham), and in early 2018, the Board formally appointed all four to comprise EB PREC’s first staff collective, along with Gregory Jackson, a staff member of the Law Center.

Loan and donations: In a competitive process, EB PREC was chosen in early 2018 as a recipient of a $100,000 loan accompanied by technical assistance from the Force for Good Fund/LIFT Economy. EB PREC and the Law Center also obtained $11,000 in other donations to support EB PREC’s staffing and operations. The Law Center received a competitive $25,000 Cooperative Innovation Award from Capital Impact Partners for the incubation of the EB PREC. The Law Center paid the full award to EB PREC to support staffing and operations.

Structure: EB PREC staff worked closely with the Law Center and consultants from LIFT Economy to refine EB PREC’s legal, governance, operational, and financial structures, adopting comprehensive graphic governing documents, called our Bylaws, in December of 2018. A copy of our Bylaws, as amended, are attached to this Offering Circular as an Exhibit.

Launch and first 80 members: On December 5, 2018, EB PREC held a launch event and had our first 80 members pledge their commitments to EB PREC. By December 17, 2018, EB PREC accepted payment from both Investor Owners (those purchasing $1,000 Investor Owner Shares) and Community Owners (those making donations of $10 per week, month, or year).

Project planning: In late 2018, EB PREC began meeting and forming partnerships with two local land trusts to plan its first two real estate projects.

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2019: Projects and Funding

Real estate projects: Throughout 2019, EB PREC organized with community members to explore more than a dozen potential properties, one of which, Co-op 789, was acquired in partnership with NCLT in May 2019. Significant current and planned real estate projects are described later in this document.

Education, events, and relationships: Throughout 2019, EB PREC staff attended dozens of meetings per week, spoke at conferences, held workshops, discussions, and other events to build community and orient and engage Owners, and deepened relationships with many local residents and organizations.

Membership and financing: By the end of 2019, EB PREC’s membership had grown to 70 Community Owners and 153 Investor Owners, 4 of whom invested a cumulative additional $64,000 (in addition to their initial $1,000 Shares) through a California-only private offering in the fall of 2019. This private offering also included a $25,000 loan from another Owner. Some Investor Owners have set up payment plans to purchase their share in installments, and have not yet purchased their shares in full. In sum, EB PREC raised $200,300 in capital from Owners in 2019.

Grants and donations: EB PREC partnered with the Law Center to secure a handful of grants, including from Solidaire, Chan Zuckerberg Initiative, Chrysalis Fund, Roddenberry Foundation, and Threshold. EB PREC received a direct grant from the Center for Cultural Innovation.

Capacity building: In 2019, EB PREC brought in 3 new staff members and had its first summer intern, and onboarded two Directors appointed by the East Oakland Collective and Sogorea Te Land Trust to ensure Indigenous and Black representation and wisdom on the Board. EB PREC was invited to join various coalitions including Homes 4 All and the People’s Land and Housing Alliance, deepening our roots in the organizing community. EB PREC worked with LIFT Economy and Fortify Community Health to end the year with a strategic planning retreat.

2020: New Projects, Growth, and Collaborations

Completion of first independent property acquisition: In May of 2020, EB PREC received a donation of a 4-bedroom home in Berkeley, which we refer to as the Prince Street Project, described further below.

New real estate projects: Having partnered with other local organizations, EB PREC initiated several new real estate projects, described below in the Description of Properties and Real Estate in Development. One project, not described below, was a majority Black cooperative triplex in Oakland known as “Chateau L’Orange,” for which EB PREC was approved to receive an affordable housing subsidy from the City of Oakland, through Measure KK. While the seller ultimately withdrew from the deal and the project fell through, the process laid significant groundwork for further collaboration with the City of Oakland, as described below.

In January of 2020 EB PREC staff officially took on Esther’s Orbit Room as a “Project”, meaning our staff dedicated substantial time into developing an acquisition and development plan. Despite the COVID-19 pandemic, by December 2020 we had managed two site visits with an architect and City of Oakland allies, were in underwriting for two loans, and in negotiations with the seller.

Work with the City of Oakland on three initiatives:

●	Transformative Climate Communities (TCC): EB PREC partnered with the City and various other community groups, including the Black Cultural Zone, Planting Justice, Scraper Bikes, and more, to apply for a $28 million joint grant to support various programs in East Oakland. The grant was awarded to the City of Oakland and includes up to $786,000 over 4 years for EB PREC to do displacement avoidance organizing in East Oakland.
●	ADU Kitchen Table: EB PREC was invited by the City of Oakland to sit on a “Kitchen Table” committee that helped review applicants and selected a contractor who to represent the needs of the community in an City of Oakland RFP process to develop an affordable housing ADU program.
●	Measure KK: EB PREC is making strides toward receiving public funding for our projects. The Cooperative applied for funds under Measure KK, Oakland’s affordable housing bond, in January of 2020. There were challenges since the City is used to working with nonprofits, not cooperatives, but through a series of collaborative conversations with city staff to educate them on EB PREC’s model, the City ensured that EB PREC was and is able to apply for such funding, and has hired the Urban Homesteading Assistance Board to consult with them so that they can better learn to serve housing cooperatives.

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Community engagement and education:

●	Online community engagement: When government-mandated Shelter-in-Place began in the Bay Area in response to the COVID-19 pandemic, EB PREC moved its community engagement online. We convened a series of online scenario planning calls with the community to help craft EB PREC’s response to COVID-19, rising unemployment, and a potential recession. These calls opened up direct and regular dialogue with our Owners to help adjust our strategy to meet the needs on the ground, and help build out the vision, strategy, and tactics for our community-led property acquisitions.
●	Building cultural centers: EB PREC continued working with cultural anchors in East and West Oakland, Black Cultural Zone and Alena Museum, respectively. In partnership with these arts anchors, and funding from the Center for Cultural Innovation, EB PREC developed a fellowship program to support each of these organizations both internally with their governance structures and operations, and externally on the pathway to property acquisition with financial modeling and feasibility, site analysis, financing, and more.
●	Resident education: In collaboration with Northern California Land Trust (NCLT), EB PREC led resident education workshops for Co-op 789, a project we are developing with NCLT. Workshops have covered a range of topics, including Intro to Co-ops, Bookkeeping and Accounting for Co-ops, Resident Selection, Community Agreements, and more. This educational series is laying the groundwork for training to be offered to future Resident Owners.

This Direct Public Offering: On September 29, 2020, the SEC formally qualified this Offering of Investor Owner Shares by EB PREC directly to investors across the United States, pursuant to the terms of Reg A+ Tier 2. In order to maximize our capacity to benefit from this opportunity, EB PREC hired an Investment and Fundraising Director, Annie McShiras, and began planning for a public campaign to bring in funds through this Offering.

2021: Esther’s Orbit Room, Capital Campaign, and Organizational Growth

Esther’s Orbit Room: In September of 2021 EB PREC acquired Esther’s Orbit Room and adjacent properties (1720-1724 7th st, and 1715 Goss st, in West Oakland), collectively “Esther’s Orbit Room Cultural Revival Project”, for $1.5 million. This 9,000+sq ft mixed-use historic property includes a venue, bar, cafe, gallery, and residential units in West Oakland. The property has been vacant since 2013 when Esther's nephews sold it to a speculative investor, from whom we were able to purchase the property. In order to protect the rest of the cooperative from the activities happening at Esther's Orbit Room, we created a wholly-owned LLC that holds title to these properties. This LLC is owned by and controlled by EB PREC, but the separation of financials and legal status provide a limitation to the liability that can pass from the LLC to the Cooperative.

EB PREC was able to complete the purchase with a 0% interest loan from Impact Assets, via the Restorative Economies Fund, for $1.7 million, while also negotiating the terms of a $1.4 million construction loan from the San Francisco Foundation. Before closing escrow EB PREC conducted extensive due diligence on the project, including Building Inspections, Phase I and Phase II Environmental Inspections, Seismic Risk Analyses, a Feasibility Study, and more, partly funded by a $90,000 recoverable grant from LISC. The property needs substantial rehabilitation, but includes a vacant parcel of approximately 2,000 sqft. More information on the project can be found at ebprec.org/esthers.

Capital Campaign: EB PREC staff worked diligently to plan and launch a capital campaign in connection with this Offering, and raise money for upcoming projects including the acquisition of Esther’s Orbit Room. We invested significant staff time from our Communications team to spread the word about our capital campaign. From May 2021-July 2021, we conducted an 8-week marketing campaign to increase visibility for Esther’s Orbit Room and this Offering. This campaign spurred lots of interest that continued to bring investors to the Cooperative for the rest of the year, and we successfully met our capital campaign goals.

Resident Owners: After doing minor rehabilitation of the Prince Street property, EB PREC welcomed its first official Resident Owners into the Cooperative on January 1st, 2021. EB PREC and staff from the Law Center engaged with residents to craft our first Resident Owner Share Agreements (parallel document to a Lease Agreement for our Resident Owners).

Hiring for the TCC “Better Neighborhoods, Same Neighbors” grant: EB PREC hired three new amazing staff members for our anti-displacement organizing project in East Oakland: Chris Chew, Bee Coleman, and Scott Ortega-Nanos.

Juneteenth Celebration/Open Member Meeting: In June 2021 EB PREC held its first in-person event in over a year! This outdoor celebration at Liberation Park (managed by the Black Cultural Zone) was a fun and engaging way to reconnect with members, meet new community, review our history and envision our future together. It was a celebratory land liberation event with delicious food and dancing along with the chance to update our members on the Cooperative’s progress.

More funding for Co-op 789: While Co-op 789 received a $600,000 subsidy from the City of Oakland in 2019, in 2020 the city doubled the funding for which Co-op 789 was eligible under the same program. Thus, in January 2021 NCLT and EB PREC applied again for another $600,000 in funding for the project. This funding was awarded to the project, and NCLT and EB PREC are working with the city and their consultants to refine the loan documents so that EB PREC can purchase the property from NCLT in the coming years, while maintaining the subsidies.

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Subsidized investor ownership: EB PREC has begun to deploy funds received from two grants from the Center for Cultural Innovation to subsidize investor ownership for BIPOC community members from East and West Oakland. The Shares we are offering are no different from any other Shares, but this grant subsidizes between 50% and 100% of the share price. Prospective Investor Owners must apply for these subsidies, and those who receive Shares supported by subsidies will have all the same rights as other Investor Owners. The $65,000 available for subsidies has been supplemented by an additional $50,000 infusion from the Low Income Investment Fund, and will be allocated on an ongoing basis until exhausted, or more funds are acquired for this purpose. Right now community members can apply in person at certain events, or online.

2022: Ease and Impact

Designing Esther’s Orbit Room: Starting in December of 2021 we have been engaging our community to help us design the programming and vision for a revived Esther's Orbit Room in a more formal process (compared to the engagement we had done over the course of 2021 and 2020). We hired local architect Prescott Reeves at the end of 2021 to help us design and facilitate the community engagement process. Prescott was a well known and loved community member, activist, educator, and President of the San Francisco Bay Area chapter of the National Organization of Minority Architects. Unfortunately Prescott tragically passed away in February of this year. We have done our best to carry Prescott’s legacy of love and deep community involvement in our work. Our community design process has included a diverse array of strategies, including sit-down design sessions on sites, virtual feedback sessions, online surveys and videos, and happy hours with live jazz on site to bring the neighbors out and engage them with walkthroughs of the property. Gathering on site has allowed us to build community and engage one another in meaningful ways around the future of the project.

Esther’s Project Team: In the spring of 2022 EB PREC hired Sabi Design Build to be the project architects for Esther's Orbit Room. Sabi is partnering with Loman McNamara, a local architecture firm, on the design, architectural drawings, and permitting elements of the work. Once design has reached a certain level of completion, Sabi Design Build will provide a contract for the construction portion of the project.

Funding for Esther’s: In January 2022 EB PREC was awarded a $600,000 grant for Esther’s Orbit Room from Community Vision and the Hewlett Foundation, as a part of their Performing Arts acquisition grant program. We negotiated the terms of the grant with them, completed the paperwork, and received the funding in July of 2022. EB PREC is planning to sign the paperwork to secure the $1,400,000 construction loan from the San Francisco Foundation in September 2022, which we have been negotiating since 2021.

Anti-displacement in Deep East Oakland: Our Displacement Avoidance Team is doing amazing work in Deep East Oakland this year. In addition to all the relationship building, canvassing door-to-door, and tabling at events, EB PREC has been instrumental in the launch of a new resource space on 94th and East 14th Street, including a literacy program with free books, and space for all of the TCC Partners to gather and work out of. Mayor Libby Schaff and Councilmember Reed spoke at the launch event in July3.

Resident Ownership “Phase 2”: This year we have implemented for the first time what we consider our full resident ownership package. Building on the Resident Owner Agreement that we designed and implemented in 2021, we have updated the agreement so that now our residents are building limited equity, and sharing in any surplus generated from their properties. This is a critical way in which our model transforms financial tools and traditional conceptions of individualized home ownership into the redistribution of wealth for financial justice and shared stewardship.

New Projects: We have not determined what our next project will be, but are vetting various projects for feasibility and mission alignment. Folks can always suggest new projects to EB PREC by filling out this intake form: https://ebprec.org/intake-form.

Expanded Offering to New States: As of August 2022, shares are available to residents or organizations in Alaska, Arizona, California, Colorado, Connecticut, Delaware, Georgia, Hawaii, Illinois, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New York, North Carolina, Oregon, Pennsylvania, Washington and Washington D.C.

Board Updates: We completed our annual Board election process in April 2022. Three seats were up for election, all serving two-year terms beginning May 2022. We elected our first ever Community Director, Toshia Christal. We also elected a new Governance Director, Hope Williams, taking Gregory Jackson’s place. Ojan Mobedeshi was reelected to the position of Finance Director. In addition, Patricia St. Onge, who served as our Indigenous Director for the past three years, has stepped down. The Sogorea Te’ Land Trust, at Pat’s recommendation, has appointed Xiomára Dorsey Chingaté to fill this Board seat, who also joined the board in May 2022. Finally, Renae Badruzman stepped down from the board in July 2022, and the People of Color Sustainable Housing Network has appointed Michele Williams, who joined the board in July 2022. Biographies of all current Directors are below.

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3 https://www.oaklandca.gov/news/2022/progress-update-on-community-driven-projects-to-improve-east-oakland-neighborhoods-while-avoiding-displacement

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DESCRIPTION OF PROPERTIES AND REAL ESTATE PROJECTS IN DEVELOPMENT

Property Owned by EB PREC: Prince Street Project

In May of 2020, EB PREC received a donation of a 4-bedroom single family home and dance studio in Berkeley, CA, with an appraised value of $1,175,000. The donor, who is in her 80s, has retained a life lease on one of the home’s bedrooms, allowing EB PREC to lease out the other three bedrooms and make the dance studio available. From 2020 to 2022 EB PREC performed safety upgrades and remodeled the kitchen, roof, and siding. Our first group of official resident owners moved in January 1st, 2021. We implemented our updated resident owner agreement in April 2022, so the residents there are now building limited equity through their membership in the cooperative!

In Development: Co-op 789

EB PREC organized with tenants and partnered with Northern California Land Trust (NCLT) to have NCLT purchase and co-steward with EB PREC a fully occupied 3,880 sq ft 4-unit residential building in North Oakland, for $1.3 million. The financing includes a $600,000 loan from the City of Oakland for affordable housing from Measure KK. EB PREC, NCLT, and the property residents came together with the shared goal of transferring the property to EB PREC ownership within three years. EB PREC has raised $200,000 to fund necessary rehabilitation, and plans to lend these funds to NCLT, while providing construction management and engaging residents in a co-op training program, eventually purchasing the property from NCLT. Because of COVID-19 and challenges getting the property to positive cash flow, NCLT was unable to get city approval to borrow the funds raised from EB PREC to do the rehab. Instead, EB PREC and NCLT applied and were awarded another round of Measure KK funding to provide funds for the project, and facilitate the eventual transfer to EB PREC. The loan documents are still in process, and the city of Oakland has hired a consultant to help them alter their process to work with our cooperative structure. After months of discussion, the city issued a commitment letter in June 2022.

In Development: West Oakland 7th Street Cooperative Cultural Corridor / Uwazi Commons

Through a series of community meetings dubbed “Black Economics Salons,” in 2019 EB PREC, Mandela Grocery Cooperative, and community members developed the concept of the 7th St. Cooperative Cultural Corridor, aka Uwazi Commons, to ground our work along the historic West Oakland 7th Street. The vision is for Uwazi Commons to be an intergenerational space weaving in Afro diasporic food, retail, arts, and learning. Its mission is to keep Oakland artists & artist-preneurs in Oakland while building quality of life and community strength through shared space, culture, innovation, and economic solidarity.

This salon series led to two projects: The Esther’s Orbit Room Cultural Revival Project and “7th St. Thrives”.

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7th St. Thrives is a project led by a partnership between EB PREC and Bay Area LISC. Together we are embarking on an emerging Economic Inclusion Strategy on 7th Street in West Oakland—a multi-year effort that supports an integrated, place-based approach to advancing a collective economic revitalization in which no one is left behind. This strategy seeks to nurture 7th Street’s strengths and untapped opportunities, address areas of need around affordable space, sustainably resource its residents, leverage human and capital resources, and foster intercommunal and economic connections that lead to greater economic opportunity for Black, legacy and current residents living at and around the 7th street neighborhood. We will do this by supporting the sustained activation of underutilized space, providing runway assistance to Black and BIPOC businesses, and reviving the community character of the 7th Street corridor.

Property Owned by EB PREC via Orbit Properties LLC : Esther’s Orbit Room Cultural Revival Project

Our primary project in 2021 was the Esther’s Orbit Room Cultural Revival Project. This project was inspired by the vision developed in the Black Economics Salon for a Cooperative Cultural Corridor along 7th st. in West Oakland. Esther’s is at one end of the corridor.

In 2021 EB PREC ran a capital campaign and entered into a 6-month option to purchase with the seller. We conducted due diligence (research and inspections), did a feasibility study, and finally on September 30th, 2021 EB PREC closed escrow on Esther’s Orbit Room. We spent around $92,000 on due diligence (before closing) and the acquisition itself cost $1,500,000. This acquisition included three separate but connected parcels, with two buildings, including over 9,000 sqft of commercial and residential space, plus a 2,000 sq ft “backyard.”

We are currently in the design process with our architects and community. The property needs to be remodeled, which provides a lot of opportunity to upgrade the design to serve our community.

As a part of acquiring this property, EB PREC established Orbit Properties LLC, a wholly owned subsidiary. We did this based on legal advice we received. Many real estate companies set up a separate LLC for each property they own. These LLCs limit legal liability, and thus shelters EB PREC from some of the risks of the project, which might be higher than usual because of the bar. Thus, the legal entity that owns Esther’s Orbit Room is Orbit Properties LLC. However, because this LLC is wholly owned by EB PREC, its finances are consolidated into the audited financial statements for EB PREC.

Orbit Properties LLC received a $1,700,000 zero-interest loan from ImpactAssets (via the Restorative Economies Fund of the Kataly Foundation) to acquire and develop Esther’s Orbit Room, as shown in exhibit 6.k. As we navigated the legal framework for this loan, we and the lenders learned about “imputed interest”, which basically means that even if the lender is not charging interest, for the sake of the IRS there is a minimum interest rate that should be assumed for tax purposes4. In our instance, Impact Assets has agreed to do Expenditure Responsibility Reporting, which allows them to give this lack of interest as a “gift” to an organization like ours even though we are not a 501c-3 non-profit. This Expenditure Responsibility Reporting requires an impact report from EB PREC each year to show that our activities align with their charitable purpose. On our side, EB PREC is required to treat the interest we are not paying as income, and thus we must report it as income on our income statement.

In 2021 EB PREC received a “Recoverable Grant” from LISC for $90,000 (this was before we had established Orbit Properties LLC). “Recoverable Grant” was a confusing concept for our team at first, but eventually we decided it was in our best interest to receive the funds even though it was not a typical grant. Basically, LISC offered to give us $90,000 to do the pre-development work at Esther’s Orbit Room. These $90,000 would be recoverable (meaning we have to pay it back) if we succeed in acquiring the project. If we didn’t succeed in acquiring the project, then the funds would not be recoverable, meaning we would not have to pay them back. This type of recoverable grant is beneficial because it reduces the risk of pre-development. It allowed us to invest $90,000 in the due diligence, research, and feasibility study before we acquired Esther’s, with the safety of knowing that if the project didn’t succeed, we wouldn't have to pay those funds back. However, we did successfully acquire the property, so we paid the $90,000 back in 2022.

Other Partners and Owner Groups:

EB PREC is always engaging with groups of owners and community partners to investigate potential projects that EB PREC might be able to support that align with our mission and benefit our community. Many of these projects come and go quickly because the properties sell quickly, or are not a good fit for EB PREC for various reasons. We do not have the capacity to dedicate resources to all the projects that arise, even those that are mission-aligned.

While this process has been somewhat informal until now, in Spring 2022 EB PREC created an official “Owner Group” process. This allows for any Community Owners, Resident Owners, and/or Staff Owners to form an Owner Group with two or more members. After creating the group and filling out the Owner Group Agreement, the members of the group have certain rights and responsibilities that can change over time. They are assigned a staff point-of-contact, establish a quarterly bulletin to update the cooperative about what they are doing, and they can bring proposals to the cooperative to get buy-in to move things forward, like a petition, or property acquisition. Staff supports Owner Groups by stewarding these groups through various processes they may be unfamiliar with, like cooperative decision making, and analyzing potential property acquisitions. More information about owner groups can be found at https://ebprec.org/owner-groups.

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4 https://www.investopedia.com/terms/i/imputedinterest.asp

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EB PREC also works with mission aligned organizations in various ways, both formal and informal, including the Black Cultural Zone, the BlacSpace Cooperative, the Black Music Entrepreneurship Incubator, Northern California Land Trust, Richmond Land, and more.

USE OF FUNDS TO BE RAISED

Intended use of funds: Funds raised through this Offering are intended to be used, regardless of the amount raised, to purchase, develop, build, rehabilitate, manage, and permanently preserve the affordability of real estate. While we usually plan to acquire property, on rare occasions we may invest in other tools to preserve affordability by purchasing options, long term leases, or making a low-interest loan to a mission aligned organization, instead of acquiring the property directly. Although we do not plan to use funds raised through this Offering on our secondary activities (as described above) we do not maintain separate bank accounts for these proceeds.

The specific projects to which these funds will be applied will depend on many factors, including the timing of each project’s development and fluctuations in the real estate market. Some of the possible real estate projects are described in the section called Description of Properties and Real Estate Projects In Development, and some of the acquisitions will emerge throughout the course of the coming months and years. The Cooperative will determine what property to purchase on a case-by-case basis. Properties may include, without limitation:

●	Multi-unit residential
●	Single-family homes
●	Accessory dwelling units (ADUs)
●	Tiny Homes
●	Community, cultural, and commercial spaces
●	Mixed-use property
●	Vacant land

Combination with other financing: The funds will likely be combined with other forms of property acquisition financing, such as loans from foundations, credit unions, community banks, and community development financial institutions; as well as public funding such as municipal bonds or state/federal grants and loans. For example, funds raised through this Offering may be used to make a down payment for a property, while the rest of the purchase price may be financed by a credit union loan.

Right to change the use of funds: While the intention is to spend proceeds of this Offering on real estate, as described above, the Cooperative reserves the right to change the use of proceeds as needed in response to unforeseen circumstances, which may include using some of the proceeds to fund operations or to compensate staff, directors, and officers for their labor. In addition, prior to using proceeds as described in the Offering Circular, the Cooperative may invest the proceeds into short-term cash accounts such as CD and Money Market accounts at local credit unions and banks

Amount of raised funds: The Shares are being offered by the Cooperative on a “Best Efforts” basis. We hope to raise as many dollars as we can to support our mission. If we do not sell all of the Shares being offered in this Offering, there will be no material changes to our projected use of proceeds, but rather only a reduction in the total number or cost of projects we can take on.

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SECURITIES BEING OFFERED

The Cooperative is offering Investor Owner Shares at $1,000 per share. This section describes additional details about what it means to buy Investor Owners Shares.

Dividends

The Cooperative aims to return dividends at a target rate of 1.5% per year, which will likely be accumulated and compounded annually, then paid out every three to five years. Dividends on these Shares are capped at 5% a year. When dividends are declared or distributed, the Cooperative will issue to Investors an IRS Form 1099-DIV, reflecting all dividends earned, provided that the Investor earns $10 or more in annual dividends. EB PREC will also report the dividends to the IRS.

At the time of purchase, Investor Owners will have the option to waive their right to receive dividends, in the interest of further reducing the cost of real estate for our communities.

Since founding, the Cooperative has not yet officially declared or paid any dividends.

Voting

Being an Investor Owner, regardless of the number of Shares owned, entitles the Investor Owner to only one vote on any matter Investor Owners are eligible to vote on, as laid out in the Bylaws. Investor Owners have the right to participate in member meetings, and in electing the board President and Treasurer, but do not have a say in the election or appointment of the majority of the Directors. Board members serve two-year terms, and terms are staggered, with elections and appointments for certain seats happening each year, as laid out in the Bylaws.

Shares may not be transferred

Investor Owners may not transfer their Shares to others. Shares may only be redeemed with the Cooperative.

Redemption of Investor Owner Shares.

Investor Owners must hold their Shares for 5 years before they become eligible for redemption.

Upon redemption, the Cooperative aims to return the full share purchase price ($1,000 per share), plus any dividends that have accrued but have not yet been distributed to the Investor Owners. However, while the intention is to pay all Investor Owners the full share price along with accrued dividends, the Board may decide that the redemption value of Shares to all Investor Owners will be reduced, depending on the financial health of the Cooperative. Investor Owner Shares are a form of equity in the Cooperative; therefore, equity shares are at risk of being lost.

The Cooperative may pay the full amount due immediately, or pay only part of it, converting any unpaid amount to a promissory note payable to the former Owner in installments. After one year, any unpaid amounts shall begin to accrue and annually compound interest at a rate of 1.5% per year. The Cooperative will make reasonable efforts to pay all of these notes within 1 year, but may extend note terms up to 5 years in the event that payment of the note would leave the Cooperative unable to meet its other financial obligations. The term of the promissory note may not exceed 5 years without consent from the Owner. A promissory note to a former Investor Owner shall also provide that if all current Investor Owners receive a reduction in redemption value of their Investor Owner Shares, the Board may choose to apply a proportionate reduction to all outstanding promissory notes of former Investor Owners.

As the Cooperative was only incorporated in 2017, and our first Investor Owner Shares were sold at the end of 2018, no Investor Owners Shares have yet become eligible for redemption. The Cooperative may choose to adopt additional procedures and processes around the redemption of Shares for administrative purposes and efficiencies.

Investor Owner Rights if the Cooperative Liquidates

In the event that the Cooperative liquidates, Investor Owner Shares will be redeemed only after the Cooperative first pays off its debts and liabilities and its Resident Owner account balances, and redeems its Resident Owner Shares. Remaining funds, if any, will be used to redeem Investor Owner Shares. If funds are not available for full redemption of all Investor Owner Shares, then payments shall be reduced proportionally for each Investor Owner Share. If there are any other account balances held by Investor Owners (which are not debts, liabilities, or Shares) any remaining funds will be used to redeem those account balances, along with Community Owner account balances, with any lack of funds leading to a proportional reduction in payment for each Owner.

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To better understand how EB PREC’s finances work, and particularly to understand the rights of different categories of Owners, please read our attached Bylaws.

Amending Investor Owner Rights

Generally, rights of Investor Owners, as outlined in the Bylaws, may be changed by a 2/3 vote of all EB PREC Owners (not only Investor Owners). Every Owner gets only one vote. Certain items require an even higher voting or approval threshold, as outlined in Bylaws page 37.

Other Information about the Securities Being Offered

Purchasing one share using a payment plan: Investors who cannot make a one-time payment of $1,000 may set up regular payments. In this case, they may buy a Share with a minimum first payment of $100 and a good faith commitment to pay the remaining $900 within 5 years, with payments made at least annually.

Subsidized Investor Ownership: EB PREC has begun to deploy funds received via grants from the Center for Cultural Innovation and SPARCC/Low Income Investment Fund to subsidize investor ownership for BIPOC community members from East and West Oakland. The Shares we are offering are no different from any other Shares, but these grants subsidize between 50% and 100% of the share price. Prospective Investor Owners must apply for these subsidies, and those who receive these Shares supported by subsidies will have all the same rights as all other Investor Owners. The funds available for subsidies will be allocated on an ongoing basis until exhausted, or if more funds are acquired for this purpose. Right now community members can apply in person at certain events, or online.

Access to information: Investor Owners have access to Board meeting agendas and minutes, certain Cooperative Policies, and Financial Statements, as laid out in slide 28 of the Bylaws.

Other financial provisions:

Investors have no preemptive or conversion rights, and there is no sinking fund provision.

Investors have no liability to further calls or assessments by the Cooperative (i.e. the issuer of the Investor Owner Shares) .

There is no provision discriminating against existing or prospective holders of securities as a result of shareholders owning a substantial amount of securities.

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PLAN OF DISTRIBUTION:

Our Plan and Procedures for Selling the Shares

Eligibility to Participate

Generally, any person, organization, or business may become an Investor Owner. Individual Investors must be 18 years of age or older to invest.

All Investors must align and agree with EB PREC’s Mission and Points of Unity, as laid out in the Cooperative’s Bylaws which are attached in the exhibits to this Offering Circular.

In case of confusion as to whether you can invest, please contact the Cooperative at info@ebprec.org.

Where Shares Will Be Offered

This Offering is not available in all states, provinces, or countries. EB PREC may limit this Offering or offering amounts in certain states where restrictions may apply to the offering of securities in each such state, or where EB PREC has limited the Offering in any particular state for any other reason.

An updated list of all states in which shares are offered will be maintained on EB PREC’s website: https://ebprec.org/investor-owner. As of the date of this Offering Circular, EB PREC currently offers Investor Owner shares in 20 states and D.C.: Alaska, Arizona, California, Colorado, Connecticut, Delaware, Georgia, Hawaii, Illinois, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, New York, North Carolina, Oregon, Pennsylvania, Washington and Washington D.C. We take care to comply with the legal requirements before we offer our Shares through this Offering in each state.

How to Participate

Go to ebprec.org and click on the “Invest Now” or “Invest” button, and follow the procedures as described.

Upon a prospective Investor’s completion of an Investor Owner Agreement, the Cooperative will send a copy of the Agreement to the Investor by email. A copy of this Agreement is attached. Then, the Cooperative will invoice the prospective Investor for the Share(s) to be purchased. Upon acceptance of payment for the Share(s), the prospective Investor becomes an Investor Owner, and the Cooperative will send a confirmation email. After this point, the Investor Owner may not revoke or change the investment or request the return of investment funds, except as a redemption, as detailed in the Cooperative’s Bylaws and described in this Offering Circular.

No Revocation By Investor

Once a person has executed an Investor Owner Agreement and submitted funds for the purchase of the Shares, such investment may not be revoked without the consent of the Cooperative.

The Investor, not the Cooperative, bears the risk of delivery for the Investor Owner Agreement, payment, and all other documents that the Investor must deliver to participate in the investment program. The Cooperative prefers that all documents be executed electronically, and all payments be made by Automated Clearing House (“ACH”) or by Check.

Discretion to Accept, Reject, or Modify Investments

A few important things for prospective Investors to know:

∙	This Offering is made subject to withdrawal, cancellation, or modification by the Cooperative without notice.
∙	The Cooperative reserves the right to reject an investment for any reason.
∙	The Cooperative need not accept investments in the order received.
∙	The Cooperative reserves the right to allot to any prospective Investor less than the amount of the Securities such Investor desires to purchase.
∙	The Cooperative reserves the right to accept an investment even if the investment is defective in some way. The Cooperative will either work with Investors to cure any defects, or will return all monies from rejected investments immediately to those Investors, generally without interest and without deduction.

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Advertising, Sales, and other Promotional Materials

The Cooperative is Offering these Shares directly to the public at the following website: https://ebprec.org/investor-owner

The Cooperative will be offering the Shares to the public directly, not using any underwriters, brokers/dealers, or other intermediaries who might receive commissions for sharing information about the Offering.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, the Cooperative expects to use additional advertising, sales, and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Cooperative. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Cooperative, or the investment opportunity and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular, and prospective Investor Owners must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

The Cooperative may work with partner websites to share information about the Offering. No partners will be acting as underwriters or registered broker/dealers.

Limitations on Amounts Investors Can Invest

If one is not an “accredited investor,” as further defined below, the amount one can invest is limited by law.

In order to purchase Shares, and prior to the acceptance of any funds from an Investor, each Investor will be required, in the Owner Agreement, to certify and represent to the Cooperative’s satisfaction that s/he is either 1) an accredited investor or 2) is in compliance with investment limitations applicable to non-accredited investors in this Offering.

The next two sections summarize rules for accredited and non-accredited investors.

Accredited Investors

The term “accredited investor” is defined by the SEC in regulation 17 CFR §230.501. Some of the more common examples of accredited investors from that definition include:

∙	A natural person who has individual net worth, or joint net worth with the person’s spouse, that exceeds $1 million at the time of the purchase, excluding the value of the primary residence of such person;
∙	A natural person with income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year;
∙	A business in which all the equity owners are accredited investors;
∙	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5 million;
∙	A bank, insurance company, registered investment company, business development company, or small business investment company;
∙	A charitable organization, corporation, or partnership, not formed for the specific purpose of acquiring the Securities offered, with total assets exceeding $5 million; and
∙	A director, executive officer, or general partner of the company selling the Securities, or any director, executive officer, or general partner of a general partner of that issuer.

If an Investor falls within any of those categories of accredited investor, or another as defined by the SEC, then that Investor may invest as much as they want, subject to other terms of this Offering.

Limitations On Amount A Non-Accredited Investor Can Invest

There’s a limit to how much an Investor can invest if they do not meet the definition of “accredited investor” summarized above. In this case, the most the Investor may invest in this Offering is no more than 10% of the greater of such Investor's:

(1) Annual income or net worth if a natural person (Please see Federal rule 17 CFR § 230.501 for the rules on how to calculate your net worth and annual income for this purpose), or

(2) Revenue or net assets for such Investor's most recently completed fiscal year end if a non-natural person.

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NOTE: For the purposes of calculating net worth, calculate the difference between your total assets and your total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts (such as a 401(k) plan), net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

The Duration and Success [or Not] of This Offering

This is a continuous offering, initially qualified by the SEC on September 29, 2020 and expected to continue for three years, unless we terminate the Offering sooner.

The Offering may be terminated at the Cooperative’s election at any time.

The term of an Investor Owner’s investment will start on the date that their investment is accepted by the Cooperative, typically after an eligible prospective Investor Owner completes and submits an Agreement and either fully funds their investment or commits to a payment plan. The Cooperative must also review the Agreement for eligibility and compliance with the terms of this Offering. The Cooperative may reject a proposed investment for any reason.

The Shares are being offered by the Cooperative on a “best efforts” basis. Best efforts means the staff owners of the Cooperative will use its commercially reasonable best efforts in an attempt to sell the Shares. There is no minimum raise required, and therefore there is no plan to return investments to investors if a certain threshold amount is not raised.

No staff person or contractor will receive any commission or any other remuneration for these sales.

At the same time the Cooperative is raising funds from this Offering, it may be seeking other additional sources of funding, including loans and grants.

Since launch, we have raised over $2,600,000 through the sale of Investor Owner Shares through this Offering, which started in October 2020.

This Offering Circular is the Only Document Authorized by the Cooperative for Prospective Investors

When assessing whether or not to invest, prospective Investors should rely on the information in this Offering Circular, and not rely on information provided by other people or in other documents, including documents written and published by the Cooperative. The information in this Offering Circular supersedes and replaces in its entirety any information previously distributed to, provided to, or viewed by any Investor.

No Legal, Accounting, Tax, or Investment Advice

This Offering Circular is intended to provide prospective Investor Owners with information necessary for an informed investment decision. However, nothing in this Offering Circular is intended as legal, accounting, tax, or investment advice. Prospective Investor Owners should not see the contents of this Offering Circular (or any other communication from the Cooperative, its affiliates and their employees, or any professional associated with this Offering) as legal, accounting, tax, or investment advice. An Investor Owner must rely on his or her own examination of the Cooperative and the terms of this Offering, including the merits and risks involved. Each Investor Owner should consult his or her own personal counsel, accountant, and other advisors as to the legal, accounting, tax, economic, and related matters concerning the investment described herein and its suitability for him or her. An Investor must be willing, and have the financial capacity to purchase, a high-risk investment which cannot easily be liquidated.

No counsel to the Cooperative has verified or investigated any of the statements or representations made in this Offering Circular or any of its Exhibits. Investors seeking legal advice should retain their own counsel and conduct any due diligence they deem appropriate to verify the accuracy of the representations and information set forth in this Offering Circular.

EB PREC’s Ongoing Reporting Requirements

As a condition of conducting this Offering under the terms of SEC Regulation A, Tier 2, the Cooperative is required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. The Cooperative will be required to file:

∙	an annual report with the SEC on Form 1-K;
∙	a semiannual report with the SEC on Form 1-SA;

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∙	current reports with the SEC on Form 1-U;
∙	and a notice under cover of Form 1-Z.

The necessity to file current reports may be triggered by certain corporate events. We may also amend this Offering Circular and the offering statement of which it is a part from time to time upon the occurrence of certain events.

Parts I & II of Form 1-Z will be filed by the Cooperative if and when it decides to and is no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Record-Keeping and Distributions

EB PREC currently plans to handle all recordkeeping and dividend distributions, but may, in the future, hire a licensed transfer agent or other third party administrator to help provide such services.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

You should read this section in conjunction with EB PREC financial statements. See EB PREC Audit Reports for 2020 and 2021 at the end of this document.

The discussion contains forward-looking statements that involve risks, uncertainties, and assumptions. EB PREC’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under “Risk Factors” and elsewhere in this Offering Circular.

Grant Funding of EB PREC Operations

Grants have been EB PREC’s primary source of funding for its operations to date. Since before our official launch in 2018 we have been in deep partnership with the Cooperative’s incubating organization and fiscal sponsor, the Sustainable Economies Law Center (the “Law Center”). In the summer of 2018 EB PREC established its founding staff collective with a budget of $36,000. Our budget has grown since then, with 2021’s expenses nearing $500,000, and our 2022 budget on track to top $1,000,000, which does not include property acquisitions or capital improvements.

As of April 20th, 2022, the Law Center was holding or expecting to soon receive $4,201,746.84 for EB PREC development, $894,500 of which was disbursed in May 2022, and the remainder of which may be disbursed upon request by EB PREC. These funds support the Cooperative to focus on community building, organizing, legal and organizational infrastructure, education, and our first few real estate projects. Not all of this funding appears on EB PREC’s books for various reasons. Many grants are held and administered by the Law Center for the purpose of incubating EB PREC. The Law Center and EB PREC periodically enter into contracts in which the Law Center agrees to pay EB PREC to carry out work that advances the missions of both organizations.  See the Exhibits 6.c through 6.g for multiple contracts between the Law Center and EB PREC.

Some grants and donations are received directly by EB PREC. The $100,000 grant EB PREC received from the Center for Cultural Innovation in 2020 (and listed as a “refundable grant advance”) was shown as income in 2021, when the grant deliverables were completed.

4-Year TCC Grant For Anti-Displacement Work

In addition to general operating grant support, EB PREC was awarded, in partnership with the City of Oakland and many other co-applicants, the Thriving Climate Communities (TCC) Grant from the Strategic Growth Council, for a total of over $28 million, for work to take place between 2021 and 2024 under TCC. EB PREC will receive up to $786,000 total between 2021 and 2024 to carry out anti-displacement organizing and education throughout deep East Oakland, in partnership with the City of Oakland and the Black Cultural Zone. We believe this four-year program will ensure EB PREC’s longevity and capacity to organize residents and businesses in East Oakland for cooperative land liberation.

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Property Donation

In May of 2020 EB PREC received the donation of 2447 Prince St, a single family home in Berkeley. Originally assessed at $1,350,000, this property accounts for the “Additional Paid In Capital” on our balance sheet. After a request by EB PREC, to reduce the property tax burden, the assessment has been reduced to $1,175,000, which will be reflected on our future balance sheets. The reduction in the appraised value will reduce the monthly costs associated with the property, to the benefit of the Cooperative and the residents. This property has no associated debt, and short to medium-term repairs and maintenance have and will be funded through Cooperative equity (we invested nearly $85,000 in the property between 2020 and 2022). Therefore, there are no immediate loan-to-value considerations.

Owners’ Equity

Since our founding, EB PREC has raised over $2,900,000 in Investor Owner Equity.

EB PREC officially launched our public campaign for Investor Owner membership at the end of 2018, with our first Investor Owners joining in 2018. Four Investor Owners in close relationship with the Cooperative purchased additional Shares through a private offering in the Fall of 2019. By the end of 2019 EB PREC had raised over $200,000 from Investor Owners in California only. Through September 2020, most Investor Owners were only able to purchase only one Share each, because we relied on an exemption in the California state securities laws that allows for the purchase of Cooperative membership shares for only up to $1,000 per person. With the launch of this Offering, prospective investors across the U.S. may now buy more than one Share at a price of $1,000 per share. As of August 14 2022, 85 individuals or organizations have purchased more than one Share, with the average of these 85 investors investing $31,735. The largest single equity investment to date is $500,000, while the average investment across all our investors is $9,278.

In summary, in 2020 we raised $68,684 from Investor Owner Shares, less than the $189,100 raised the year before. Rebounding from this decrease in Share sales in 2020, in 2021 EB PREC launched its second official capital campaign focused on the Esther’s Orbit Room Cultural Revival Project, and raised a total of $1,240,646 from Share sales in 2021. At the end of 2020 the total funds raised from Investor Owner Shares since the founding of the cooperative totaled $268,984. At the end of 2021 that number had grown to $1,509,630. As of the date of this offering circular, that number exceeds $2,900,000.

Dividends

In June 2020 the Board stated an intention to later declare dividends at a 1.5% annual rate of return to Investor Owners who invested in 2018 and 2019, and who opted in to receive dividends. The total of said dividends for 2018 and 2019 was calculated to be $504.83. These dividends have not yet been officially declared. In September 2021, the Board further stated an intention to later declare dividends at a 1.5% annual rate of return to Investor Owners who owned shares during 2020. The total projected payment to members for 2020 at a 1.5% annual rate of return would come to $1,368.76. This will be in addition to the $504.83 calculated for 2018 and 2019. These dividends have not been officially declared.

The reason the Board has passed these motions, but not officially declared dividends, has to do with our age as an organization, and our median investment size. Most of our investors have only purchased one share (for $1,000). And most of them have owned their shares for between zero and two years. This means most investors will have earned less than $30, based on the 1.5% per year rate of return. The administrative burden of declaring and distributing dividends will be substantial, and thus the board has decided to defer these activities until the dividend received by most of our members has accumulated to a larger amount. It is likely that the board will officially declare dividends in the next few years, at which time the amounts stated above, plus any additional amounts for future years would be officially declared and distributed to Investor Owners.

Staffing

We now have eight full-time staff whose wages are paid by EB PREC, and over the course of 2021 and 2022, we raised our lowest current pay rate from $25/hr to $33/hr, and began providing health and dental benefits to all full-time employees. In addition, the Law Center employs our Executive Director, Noni Session. Noni’s salary therefore does not appear on the Cooperative’s financial statements.

Liquidity

In 2019 and 2020, the Cooperative’s assets were highly liquid, in the form of cash. This cash was made up of a combination of grant funding, loans, and investor equity. Over the last few years our organization has become less liquid as we acquired real estate assets. By the end of 2021 EB PREC had over $1,800,000 cash in liquid accounts in banks and credit unions, and our Debt to Total Asset Ratio was 0.4. This indicates that the Cooperative could repay all of its debt with only 40% of its assets, keeping the remaining 60%. In real estate the typical homeowner can acquire a property with only 20% equity down with the remaining 80% financed through debt, making their Debt to Total Asset Ratio 0.8. Comparatively, EB PREC’s ratio of 0.4 is healthy. Additionally, as of April 2022 the Law Center is holding or expecting to receive $4,201,746.84 of funding intended to support EB PREC’s work. These funds do not show up on our balance sheet, but provide us with confidence as this provides additional liquidity and runway to support our work going forward. See more detail about these Funds in the “Grant Funding” section, above.

In May of 2020, EB PREC received a donation of a 4-bedroom home (2447 Prince Street) that was at the time assessed at $1,350,000 In September 2021 EB PREC acquired three parcels in West Oakland that make up the Esther’s Orbit Room Cultural Revival project, for $1.5MM. Real estate is considered highly illiquid, and EB PREC has no intention of ever selling any of these properties. In a potential low liquidity situation in future years, the Prince St. asset could be leveraged (borrowed against) to create liquidity for the Cooperative, as there is currently no debt held on that property. This is not a desirable outcome, but a possibility if needed.

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Looking Forward

With a global pandemic and racial uprisings, a booming housing market and rising inflation, the last two years have been unprecedented in many ways. As we do our best to make our way in this world it is challenging to predict what is going to happen next. The following discussion includes both facts and conjecture, in addition to forward looking projections.

Since the COVID-19 pandemic began we have seen new temporary renter protections like eviction moratoriums, new government spending programs which have bolstered the stock and real estate markets (alongside massive inflation in 2022), and shifts in company norms regarding working from home, just to name a few of the ways that COVID-19 has impacted the economy. The various vaccines are generally available to all Americans, but many remain hesitant to re-engage in social activities, and new variants continue to spread. The long-term impacts of the pandemic will impact our world, our work and the East Bay’s real estate market in various ways for years to come.

The California Association of Realtors’ (CAR) most recent report5 shows Bay Area home sales in July 2022 have slowed down significantly, down 37.2% from the previous year, while prices in July are down 0.1% compared to last July. The extremely low interest rates have fueled the demand for home acquisition across the country. Interest rates have risen again, and the market may be due for a correction. While predatory funds are ready to buy up properties when evictions and foreclosures create more supply in the housing market, a new California law, SB 1079, gives tenants, nonprofits, and cooperatives like ours the opportunity to step in and acquire foreclosed properties, but these organizations require funding, which is not yet readily forthcoming, in order to utilize this opportunity. The Foreclosure Intervention Housing Preservation Program aims to fund this opportunity, among others, but it is still going through the bureaucratic process to create the regulations under which the funding will be managed, and the hurdles to get the funding to frontline communities are yet to be determined.

While restaurants, retail, and many other commercial real estate uses have taken a large hit over the past two years, with so many businesses having to shut down due to the pandemic, Oakland’s commercial real estate market has stayed strong. In 2020, three commercial real estate transactions6 took place in Downtown Oakland for a combined price of over $1 billion. In November 2020, the Oakland Planning Commission unanimously approved the Mandela Station7 megaproject, with over 700 residential units and over 30,000 square feet of retail, expected to break ground in 2022. Now that the COVID-19 vaccines are available in the United States, investors are even more eager to invest in commercial real estate than before.

EB PREC hosted a series of “Scenario Planning” calls with its Owners and community from across the country during the summer of 2020, to help us understand, prepare for, and respond to the needs of our stakeholders during this time. We know that during the last recession Black and People of Color (POC) communities were most negatively impacted by foreclosures and a loss of wealth, while the 1% and ultra wealthy purchased properties at low prices. The eviction moratorium and stimulus seem to have staved off a similar impact so far, but we know that a large number of low-wage workers have lost their income, while billionaires have gotten exceedingly richer during the course of the pandemic. Thus these concerns about increased instability and wealth disparities continue to cloud the future stability of our frontline community members. By bringing community members together during this time of physical isolation, to collaboratively imagine the challenges and hopes of the future, we aimed not only to create strategies for resilience, but to facilitate the much needed connection, relationships, and hope that can help our community members get through these challenging times. When we convened our Scenario Planning series we were expecting a recession sooner than later. The past two years of economic stimulus and low interest rates have forestalled such an event, but interest rates have gone back up, and many speculate that the tides are turning and we are heading towards a recession, if we are not already in one.

Despite global uncertainty, we have seen a dramatic increase in investment in EB PREC. While this increase is generally aligned with our age as an organization, 2021 brought us our first investments from Investment Managers and Registered Investment & Wealth Advisors. The interest we are seeing from investment advisors has the potential to unleash a significant influx of capital into our work. These investment advisors take the time to perform due diligence on our work in much more detail than most individual investors do, sending us questionnaires and asking for reports, but once they complete their due diligence, they can recommend EB PREC as an investment to their clients who are looking for social impact investing opportunities.

The scope of our upcoming acquisitions depends heavily on how much funding we are able to raise through this Offering. Thank you for considering investing in our community.

_____________________________

5 https://www.car.org/marketdata/data/countysalesactivity

6 https://www.mercurynews.com/2021/03/08/1-billion-three-deals-downtown-oakland-market-real-estate-tech-pge/

7 https://www.bizjournals.com/sanfrancisco/news/2020/11/05/west-oakland-megaproject-on-bart-land-moves-ahead.html

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DIRECTORS, OFFICERS, AND SIGNIFICANT EMPLOYEES

EB PREC is governed by a Board of Directors, and managed by a Staff Collective. The Board is structured to have eight Directors (a.k.a. Board members). Board members serve two-year terms. Investor Owners only have the right to participate in elections for two Board members. And when Investor Owners do have a right to participate in elections, they do so along with the other three Owner types (Community, Staff, and Resident), with each Owner voting on a one-member, one-vote basis. The majority of our Directors are elected by non-Investor Owners or appointed by Specified Designators, and are intended to represent the stakeholders and values that are integral to EB PREC, as follows:

Five of the Directors (named the Governance, Financial, Staff, Resident, and Community Directors) are elected, with voting done on a one-member, one-vote basis. All EB PREC Owners (including Staff, Resident, Community, and Investor Owners) are able to vote on just two of these seats: the Governance and Financial Directors. The Staff, Resident, and Community Directors are elected exclusively by the Staff Owners, Resident Owners, and Community Owners respectively.

Three of the Directors (named the POC Housing Justice, Indigenous, and Black East Bay Directors) are designated Board seats appointed by certain Specified Designators, namely, (1) the People of Color Sustainable Housing Network (or, if unavailable, Urban Habitat), (2) Sogorea Te Land Trust, and (3) the East Oakland Collective (or, if unavailable, Mandela Grocery Cooperative). These Specified Designators and their respective Board seats anchor EB PREC to its mission and ensure BIPOC community representation on the Board.

Notwithstanding by whom they are appointed or elected, each Director owes fiduciary duties to the Cooperative as a whole under the terms of California law and our charter documents. Taken together, we believe this structure creates important harmony between the various stakeholders in our Cooperative.

For more information about the Board and how it operates, please refer to our Bylaws.

Our current Directors and Staff are listed below, with biographies following this table. There are no family relationships among the Staff or Directors.

Name	Position	Age	Start of employment or term of office	Approximate hours per week for part-time employees
Staff Owners
Noni Session	Executive Director	46	3/2018
Ojan Mobedshahi	Finance Director	32	6/2018
Shira Shaham	New Projects Director	42	6/2018
Annie McShiras	Investment and Fundraising Director	36	9/2020
B. Vanessa Coleman	Project Manager	35	8/2021
Non-Owner Employees
Scott Nanos-Luz	Community Organizer	34	8/2021
Susan Park	Operations Coordinator	46	9/2021
Chris Chew	Community Organizer	30	11/2021
Princess Robinson	Co-Ownership and Education Facilitator	32	7/2022
Board of Directors				Appointed/Elected by:
Candice Elder	Director	38	7/2019	Specified Designator
Xiomara Chingaté	Director	34	5/2022	Specified Designator
Hope Williams	Board President and Governance Director	32	5/2022	All Owners (2)
Michele Williams	Director	54	7/2022	Specified Designator
Shira Shaham (1)	Board Secretary and Staff Director	42	2/2018	Staff Owners
Ojan Mobedshahi (1)	Board Treasurer and Finance Director	32	7/2018	All Owners (2)
Ellen Sebastian Chang	Resident Director	65	6/2021	Resident Owners
Toshia Christal	Community Director	39	5/2022	Community Owners

(1) Shira and Ojan are Directors and members of the EB PREC Staff. No more than two Directors can also be EB PREC staff members at any one time.

(2) Investor Owners, Staff Owners, Resident Owners, and Community Owners, each voting on a one-member, one-vote basis.

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Staff Owner: Noni Session - Executive Director

Noni is a 3rd generation West Oaklander, Cultural Anthropologist and Grassroots Organizer. After a 2016 run for Oakland City Council in which she garnered more than 43% of the vote, Noni came to believe her community’s clearest pathway to economic justice and to the halt of rapid displacement was a cooperative economy. In the past five years Noni has held many roles, including Assistant Librarian at the West Oakland Public Library; Candidate & Chief Strategist for Oakland City Council Campaign; and Co Founder and Outreach, Media & Strategy lead for State of Black Oakland. Her core competencies include academic research & writing, international development & government agency liaison, volunteer recruitment & management, collections management, and cooperative development.

Staff Owner and Board Treasurer: Ojan Mobedshahi - Finance Director

Ojan is a 2nd generation Iranian American, born and raised in the Bay Area. He has experience in healthy land use spanning landscape design, restoration and education, real estate brokerage, construction and development, and political organizing. Ojan lives in a tiny house on wheels, and is also a landscape contractor and regenerative permaculture designer. In the past five years Ojan has worked as a Land Analyst at Polaris Pacific, a San Francisco brokerage, and a Development Associate at Ashbury General Contracting and Engineering. Before joining EB PREC, he founded his own business, Happy Planet Land Use Consulting. His previous work includes real estate financial modeling, project management and entitlement in the Bay Area, as well as landscape design, build, and project management.

Staff Owner, Staff Director, and Board Secretary: Shira Shaham - New Projects Director

Shira has over 10 years of experience leading teams and managing custom design projects and businesses. She played a key role in the growth of a food cooperative start-up in New York from the initial meeting of some 20-odd people to a successful business open 6 days/week. Returning to the Bay Area where she was raised, Shira works to give back to the communities that have nurtured her. Shira has worked at Arizmendi Construction Cooperative and Ashbury General Contracting and Engineering, leading teams and managing custom design and construction projects, and has a Bachelors of Architecture from Cal Poly, San Luis Obispo.

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Staff Owner: Annie McShiras - Investment and Fundraising Director

With over 14 years of fundraising experience, Annie’s unique skill set has catalyzed the redistribution of over $55 million in service of social and racial justice organizations. She has led capital campaigns large and small for a variety of organizations. She brings a depth of understanding and systemic analysis to the intersections of movements and money.

Annie works to actualize her bold vision of an economy where all people have enough to thrive through her work as a fundraiser, storyteller, and business development strategist. She has worked across fields including student organizing, worker cooperative development, popular education, impact investing, and transforming our financial system.

Employee: Bee Coleman, Project Manager

Bee prefers they/them and is your (sometimes) friendly neighborhood non-binary, queer, magical Black radical, alchemist, anti-capitalist, abolitionist, dream chaser, shape shifter and shift shaper. They are committed to Black liberation and joy, by every means available. A problem-solver and bridge-builder by nature, Bee’s educational and professional journey from Howard University to Patent Examiner to DARPA consultant to dog walker and cooperative developer ultimately taught them, among many truths, that relationships are the most valuable resource on (and for) the planet. From the lineage of the Filipino sex trade and the European slave trade, through a legacy of resistance and resilience, Bee brings their devotion to liberation and talent for manifestation to their greater role as generational curse breaker. In this role with EB PREC, Bee fully intends to see through some of our ancestors’ boldest dreams.

Employee: Scott Nanos-Luz, Community Organizer

Scott is a queer Pilipinx bookseller and community organizer living on Huichin Ohlone Land. A co-founder of Books for Days, Maji News, Project Kalahati, and Kalahati Books, his work is dedicated to building resources and networks for collective emancipatory action. Scott has given talks at SOMARTS, the San Francisco Public Library, and the Fort Mason Center for Arts & Culture. His projects have been supported by Southern Exposure, the National Endowment for the Arts, and the City of Oakland Cultural Funding Program.

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Employee: Susan Park, Operations Coordinator

Susan Park is a longtime resident in Huichin (aka Oakland), the unceded lands of the Lisjan/Ohlone people. She is a seasoned Social & Environmental Justice activist, and spent 10 years working as a Project & Program Manager and Community Organizer for several justice-based grassroots organizations in the Bay Area. She spent the prior decade doing administrative and marketing work in the Architecture field.

She once co-founded an Anti-Gentrification coalition, and has been part of numerous Direct Action, Mutual Aid and Indigenous Solidarity projects. She has even dabbled in outdoor ecological education with young children. Outside of EB PREC, you can find her practicing healing work, gardening and traditional ecological technologies. Born and partly raised in South Korea, she then grew up in SoCal in a working class immigrant family before moving to the Bay.

Employee: Christopher Chew, Community Organizer

Chris a second generation North Oaklander & Grassroots Organizer. With economics education and years of direct community engagement within Oakland, Chris is grateful to cultivate even more opportunities for personal and community growth.

Employee: Princess Robinson, Co-ownership and Education Facilitator

Long time Richmond resident, wife, mother of two, and a Los Medanos College Graduate 2019, Princess is a Project Manager and advocate for Cooperation Richmond to develop and launch local worker-owned and community-owned enterprises in Richmond, CA by providing shared learning resources, technical assistance, and access to non extractive financing. Princess’s leadership started 7 years ago as an environmental steward to revitalize natural spaces surrounding her community in North Richmond, such as the Wildcat Creek Beautification Project. Soon after, Princess participated in many community service projects, neighborhood council meetings, community boards, coalitions, and more. Princess also serves in many initiatives throughout the community actively building towards a Just Transition, such as beautification projects, alternative housing solutions (e.g. Richmond LAND: Tiny Home Eco-Village), and implementing sustainable practices through climate justice systems. Princess joins the EB PREC team bringing her fierce passion and advocacy for community to facilitate community co-ownership in the Cooperative.

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Board Member: Candice Elder, Black East Bay Director

Candice Elder, an East Oakland native who currently resides in City of Oakland District 7, is the Founder and Director of The East Oakland Collective (EOC). Candice went to Oakland public schools and for high school attended The Head Royce School. Candice has a background in law, philanthropy and nonprofit management. Candice was a legal professional for 10 years and has worked in plaintiff class action law firms in employment and antitrust law fields. Candice previously worked as the Executive Coordinator and Membership Manager for the Women's Funding Network, the largest philanthropy network of women's funds and foundations in the country. Candice has a Bachelors of Arts in Political Science and a minor in African-American Studies from the University of California, Berkeley and a Masters of Science in Criminal Justice, with a concentration on reform of the criminal justice system, from the University of Cincinnati.

Board Member: Xiomara Chingaté, Indigenous Director

Xiomara Chingaté is an AfroIndigenous Muysca woman from Colombia. She is a founder of the grassroots groups Brasil Solidarity Network and Real Talk:Colombia. She is a community organizer focused on the Eagle Condor Prophecy of uniting the struggles of the North and the South to rebalance our world as well as the intersection of climate justice and Black and Indigenous rights, particularly in Colombia. She is standing for a healthy, beautiful, free future for all people where we can drink out of every river and live in balance with the sacred system of life. She lives in occupied Ramaytush Ohlone Territory.

Board President (Governance Director): Hope Williams

Hope Williams is the Co-Director of the Radical Real Estate Law School and legal apprentice through the Sustainable Economies Law Center. As a black queer woman in the Bay Area she is devoted to housing rights and organizing people-power to fight the oppressive white supermacist regime. She spends most of her time making sure that the law is accessible to the people. Hope is a board member of the San Francisco Community Land Trust and the California Community Land Trust Network. Her background includes managing political campaigns, organizing within the boycott division of UniteHere!, organizing endorsements for Berkeley's Tenant Opportunity to Purchase Act, and coalescing with tenants rights organizations. In her spare time, she secretly trains people on how to organize coordinated acts of civil disobedience.

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Board Member: Michele Williams, POC Housing Justice Director

Michele is a long time Black queer resident of Chochenyo Ohlone land (aka Oakland) originally from the East Coast. Currently working at the San Francisco Public Library and serving on its Racial Equity Committee, Michele’s background in the nonprofit/public/philanthropic sectors includes 10 years as a Project Manager developing affordable housing. Through The San Francisco Foundation (TSFF)’s Community Development Program Michele funded projects and advocacy work for affordable housing and economic security and co-funded with the Arts and Culture, Community Health, Social Justice, and Environment Programs. Michele also monitored and evaluated affordable housing projects supported by TSFF’s Program-Related Investments. Michele is an original member of the People of Color Supportive Housing Network. Michele participates in various liberatory and social justice efforts locally and worldwide. Among Michele’s deep explorations: Black art, music, history, and culture, QTPOC manifestations, disability justice, herbal medicine and growing plants, storytelling, Indigenous spiritual practices and healing technologies, traditional ecological practices. Michele holds a Master in City Planning with a concentration in Community Development from the University of California, Berkeley.

Board Member: Toshia Christal, Community Director

Toshia Christal is an Oakland native born 1983. “Down to earth” and consistent, she is a realist, optimistic in her way of thinking and highly focused on addressing disparities that provide tangible solutions as it specifically pertains to those of the African diaspora. Currently teaching at Laney college, she is a graduate of the Berkeley High School class 2001. Toshia is one who has protested throughout Oakland and Berkeley streets for endless reasons for as long as she can remember and still does. She loves being involved in her community and receives great pleasure from collaborating with like minded beings and community outreach in general. With over 15 years of entrepreneurship experience she is an artist of many mediums. Toshia is a photographer, jewelry designer, licensed cosmetologist (with an AA in Cosmetology), poet, and spiritual healer to say the least. A minister of “purpose and potential,” Toshia recently fulfilled a dream of hers by starting The Church of Universal Conscious Collectives in 2021. Her small brick and motor in Oakland California located at 2911 Fruitvale Avenue has been maintained for 8 years now. She has been featured in numerous art shows, poetry events, radio talks, interviews and articles around the Bay Area. Her most recent works can be found at www.linktr.ee/TChristal , but most importantly Toshia Christal is now the New Community Director for EBPREC and she can’t wait for the awesome connections and opportunities to support each other, sustain each other, grow and to thrive as a whole.

Board Member: Ellen Sebastian Chang, Resident Director

Ellen Sebastian Chang (she/her), is a storied figure in the performing arts, as a director and arts educator whose career spans 45 years. Her current projects include an ongoing collaboration with AfroFuturist Conjure artist Amara Tabor Smith and the Deep Waters Dance company’s House/Full of BlackWomen, a multi-year site-specific dance theater work that addresses the displacement, sex trafficking, and the creative well-being of Black women and girls in Oakland, California.

She has worked as an arts educator for 42 years: with technical direction/design classes at the Urban School of San Francisco, Magic Theaters Young California Writer’s Program, as an artist in Bay Area Public Schools via Young Audiences of Northern California and for the past 14 years with The World as it Could Be Human Rights Education Arts Program. She is currently teaching with Girl’s Project a program facilitated with East Side Arts Alliance.

Sebastian Chang was the cofounder and artistic director of Life on the Water, a national and internationally known presenting and producing organization at San Francisco’s Fort Mason Center from 1986 through 1995. In the past five years she has collaborated with the HBO production "Whoopi Goldberg Presents Moms Mabley"; Maya Gurantz "A Hole in Space (Oakland Redux)"; Sunhui Chang and Maya Gurantz "How to Fall in Love in A Brothel; Campo Santo and Ben Fisher’s “Candlestick” and served as the proud co-owner and general manager of FuseBOX Restaurant, created by chef Sunhui Chang in West Oakland, California.

She is a recipient of awards and grants from Creative Capital, MAP Fund, A Blade of Grass Fellowship in Social Engagement, Art Matters, Kenneth Rainin Foundation, NEA, Creative Work Fund, California Arts Council, Mazza Foundation and Zellerbach Community Arts Fund.

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FINANCIAL INTERESTS AND COMPENSATION OF DIRECTORS, OFFICERS, AND OWNERS

Compensation of Executive Officers

Compensation paid to our executive officers for the year ending December 31, 2021 is listed below.

Name	Capacities in which compensation was received	Cash Compensation(1)	Other Compensation	Total Compensation
Noni Session(2)	Executive Director	$108,240.00	$7,704.00	$115,944.00
Shira Shaham	New Projects Director	$50,394.75	$0.00	$50,394.75
Annie McShiras	Investment and Fundraising Director	$58,861.74	$0.00	$58,861.74

(1) Noni, Shira, and Annie are all full-time employees, which for EB PREC’s purposes is 30 hours per week.

(2) Noni Session’s position is fiscally sponsored and funded directly through the Law Center, and therefore is not reflected in East Bay Permanent Real Estate Cooperative’s financial statements. However, in 2021 Noni did receive a founder’s package, which was paid directly from East Bay Permanent Real Estate Cooperative.

Compensation of Board Members:

Board members currently do not receive compensation for board service, but may receive compensation for other work carried out for the Cooperative. The total compensation to the organization’s Directors for this other work (i.e. salaries and wages as officers, employees, or contractors of the Cooperative), in fiscal years 2020 was $64,193.14 for our two directors who are also staff members (Shira Shaham and Ojan Mobedshahi). In 2021 this number increased to $90,429.75, and includes those same two staff members, as well as a small honorarium to our Governance Director for running the Joint Elections Committee. This increase from 2020 to 2021 reflects an increase in wages paid to staff (due to increased hourly pay, and total hours worked) and also includes a one-time “founder’s package” policy that the cooperative put together in 2021 to compensate our founding members for substantial time volunteered to the creation of the cooperative in past years. This created a one-time total cost of $10,000 that was paid to these board members, and is not expected to recur.

Proposed Future Compensation:

Future compensation for staff and Directors has not been pre-determined, proposed, or contingent upon the success of this Offering. With the oversight of the Board of Directors, employees of the Cooperative collectively set their compensation, or at minimum adhere to the living wage for 1 adult and 1 child using the MIT Living Wage Index8. Furthermore, employee compensation is capped at 3 times the median per capita wage for all occupations in the Oakland-Hayward-Berkeley Metropolitan division.

Security Ownership Of Management And Certain Owners

The following table sets forth the beneficial ownership of Investor Owner Shares of the Cooperative’s Executive Officers and Directors as a group, and individually any securityholders who beneficially own more than 10% of securities, as of 8/18/2022.

As of the date of this Offering Circular, no executive officer, Director, or individual has the ability to vote more than 10% of any class of voting securities. All Investor Owners participate in matters on a one member, one vote basis, irrespective of the number of Shares they own.

Title of class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Investor Owner	EB PREC Executive Officers and Directors as a group, 1428 Franklin St, Oakland, CA 94612	3(1)	0	0.86% (2)

(1)Three of our Directors own Investor Owner shares. However, one of these Directors is investing via a payment plan, and has paid $400 towards their $1,000 investment. If they do not complete their investment as required by our Bylaws, they may lose their right to vote as an Investor Owner.

_____________________________

8 https://livingwage.mit.edu/counties/06001

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(2)As our voting is done on a one-member, one vote basis irrespective of the number of Investor Owner Shares held, this percentage is based on shares owned by Directors and Officers as a group divided by the total Investor Owners as of 8/18/2022, not total outstanding Shares. If measured by Shares, this group would represent only 0.1% of this class.

Interest Of Management And Others In Certain Transactions

In 2020 and 2021 EB PREC contracted with the Law Center to fund Noni Session’s salary (disclosed above) as EB PREC’s Executive Director. The funds used for Noni’s salary were raised collaboratively by EB PREC and the Law Center, but as EB PREC’s fiscal sponsor, the funds were received directly by the Law Center, and paid to Noni as an employee of the Law Center, not passing through EB PREC’s accounts.

Ojan Mobedshahi is licensed as a real estate salesperson in the state of California. Although he has not previously represented EB PREC in any transactions, he may do so in the future. For any successful real estate transaction where Ojan serves as realtor, he may receive commercially standard realtor commissions.

No one involved with EB PREC or with the preparation of this Offering Circular and related documents was or is employed or contracted on a contingent basis, meaning that no one will be paid on the basis of how many Shares are sold through this Offering.

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FINANCIAL STATEMENTS

December 31, 2021 and 2020

36

C O N T E N T S

37

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

East Bay Permanent Real Estate Cooperative, Inc.

Oakland, California

Opinion

We have audited the financial statements of East Bay Permanent Real Estate Cooperative, Inc., which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of income, owners’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of East Bay Permanent Real Estate Cooperative, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of East Bay Permanent Real Estate Cooperative, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about East Bay Permanent Real Estate Cooperative, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

F-1

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of East Bay Permanent Real Estate Cooperative, Inc.’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about East Bay Permanent Real Estate Cooperative, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Report on Consolidating Information

Our audit was conducted for the purpose of forming an opinion on the financial statements as a whole. The consolidating schedule of income is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies, and it is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the consolidating information is fairly stated in all material respects in relation to the consolidated financial statements as a whole

Wegner CPAs, LLP

Madison, Wisconsin

April 26, 2022

F-2

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2021 and 2020

	2021	2020
ASSETS
CURRENT ASSETS
Cash	$1,641,065	$365,735
Accounts receivable	189,246	-
Prepaid expenses	-	300

Total current assets	1,830,311	366,035

Property and equipment, net	2,932,715	1,374,203

OTHER ASSETS
Deferred taxes	13,000	35,000

Total assets	$4,776,026	$1,775,238

LIABILITIES AND OWNERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$3,242	$3,305
Accrued payroll and expenses	65,529	13,854
Current portion of long-term debt	109,912	18,636
Refundable grant advance	-	100,000

Total current liabilities	178,683	135,795

Long-term debt, net current portion
and unamortized debt issuance costs	1,754,220	88,923

Total liabilities	1,932,903	224,718

OWNERS' EQUITY
Investor owner shares	1,509,630	268,984
Additional paid in capital	1,350,000	1,350,000
Accumulated deficit	(16,507)	(68,464)

Total owners' equity	2,843,123	1,550,520

Total liabilities and owners' equity	$4,776,026	$1,775,238

See accompanying notes.

F-3

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years Ended December 31, 2021 and 2020

	2021	2020
REVENUE
Rental income	$29,836	$-
Membership dues	9,705	8,010

Total revenues	39,541	8,010

OPERATING EXPENSES
Salaries and wages	332,776	146,567
Depreciation	33,775	-
Professional services	23,215	19,405
Occupancy	17,491	7,824
Taxes and licenses	16,875	10,121
Insurance	14,538	4,625
Office supplies	9,452	4,343
Event and conferences	7,991	387
Contractors	6,632	12,156
Miscellaneous	6,558	857
Bank fees	2,485	872
Advertising	911	540
Donations	-	18,677

Total operating expenses	472,699	226,374

Net loss from operations	(433,158)	(218,364)

OTHER INCOME (EXPENSES)
Grant income	375,461	196,027
Donation income	143,462	13,023
Interest income	1,264	1,817
Other income	4,553	536
Paycheck Protection Program income	-	14,027
Interest expense	(13,578)	(7,350)

Total other income (expenses)	511,162	218,080

Net income (loss) before income taxes	78,004	(284)

Provision for income taxes	(26,047)	11,200

Net income	$51,957	$10,916

See accompanying notes.

F-4

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
CONSOLIDATED STATEMENTS OF OWNERS' EQUITY
Years Ended December 31, 2021 and 2020

		Additional
	Investor Owner	Paid In	Accumulated
	Stock	Capital	Deficit	Total

Balance December 31, 2019	$200,300	$-	$(79,380)	$120,920

Stock issued	68,684	-	-	68,684
Contributions	-	1,350,000	-	1,350,000
Net income	-	-	10,916	10,916

Balance December 31, 2020	268,984	1,350,000	(68,464)	1,550,520

Stock issued	1,240,646	-	-	1,240,646
Net income	-	-	51,957	51,957

Balance December 31, 2021	$1,509,630	$1,350,000	$(16,507)	$2,843,123

See accompanying notes.

F-5

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2021 and 2020

	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$51,957	$10,916
Adjustments to reconcile net income
to net cash flows from operating activities
Depreciation	33,775	-
Deferred taxes	22,000	(12,000)
(Increase) decrease in assets
Accounts receivable	(189,246)	-
Prepaid expenses	300	801
Increase (decrease) in liabilities
Accounts payable	(63)	812
Accrued payroll and expenses	51,675	10,857
Refundable grant advance	(100,000)	-

Net cash flows from operating activities	(129,602)	11,386

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(1,592,287)	(24,203)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	1,790,000	-
Payments on long-term debt	(33,427)	(17,441)
Proceeds from issuance of stock	1,240,646	68,684

Net cash flows from financing activities	2,997,219	51,243

Net change in cash	1,275,330	38,426

Cash at beginning of year	365,735	327,309

Cash at end of year	$1,641,065	$365,735

SUPPLEMENTAL DISCLOSURES
Cash paid for interest	$5,655	$7,350
Cash paid for income taxes	800	800

See accompanying notes.

F-6

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

East Bay Permanent Real Estate Cooperative, Inc. (Cooperative) is a multi-stakeholder cooperative that creates pathways for residents of Oakland, California and surrounding communities to organize, finance, acquire, and co-steward land and housing. The Cooperative seeks to transform the housing system to build collective wealth amongst historically disenfranchised communities, while empowering residents through democratic governance.

Basis of Consolidation

The financial statements include the accounts of East Bay Permanent Real Estate Cooperative, Inc. (EB PREC) and its wholly owned subsidiary, Orbit Properties, LLC. All material intra-entity transactions have been eliminated.

Buildings and Improvements

Purchases of buildings and improvements are recorded at cost. Depreciation is provided using the straight-line over the estimated useful lives of the assets.

Revenue Recognition

Membership dues are recognized during the year in which the dues are received. Membership dues are primarily used to fund the operations of the Cooperative and provide little of tangible value to the donors. Grant revenue is recognized in the year the performance obligations are fulfilled. Donation income is recognized in the year it is received.

Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimate and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenue and expenses. Actual results could differ from those estimates.

Income Taxes

The Cooperative is taxed on non-patronage earnings and any patronage earnings not paid or allocated to the members. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due and deferred taxes. Deferred taxes are recognized for differences between basis of assets and liabilities for financial statement and income tax purposes.

Date of Management's Review

Management has evaluated subsequent events through April 26, 2022, the date which the financial statements were available to be issued.

F-7

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

NOTE 2 – CONCENTRATION OF CREDIT RISK

The Cooperative maintains cash balances at one financial institution located in Oakland. The accounts at this institution are insured by the National Credit Union Administration up to $250,000. At December 31, 2021 and 2020, the Cooperative’s uninsured cash balances at this institution totaled approximately $1,336,000 and $106,000.

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2021 and 2020 consisted of the following:

	2021	2020

Land	$1,005,000	$405,000
Buildings and improvements	1,961,490	969,203

Property and equipment	2,966,490	1,374,203
Less accumulated depreciation	(33,775)	-

Property and equipment, net	$2,932,715	$1,374,203

NOTE 4 – CONTRIBUTION OF PROPERTY

In May 2020 a residential property valued at $1,350,000 was contributed to the Cooperative from an owner to be used as cooperative housing. The contribution of this property was recorded as additional paid in capital on the balance sheets. The Cooperative began receiving rental income from residents of this property in January 2021.

NOTE 5 – PAYCHECK PROTECTION PROGRAM AWARD

In April 2020, the Cooperative applied for a Paycheck Protection Program (PPP) loan as part of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) implemented by the United States Small Business Administration (SBA) to help cover payroll costs, rent, and utilities during the COVID-19 outbreak. The Cooperative received a 1% interest loan from this program, repayable over 24 months, in the amount of $14,027. At December 31, 2020, based on the provisions of the loan, the Cooperative received complete forgiveness in 2021. As such, $14,027 of revenue was recorded in 2020 to remove the associated liability.

The Cooperative must retain PPP documentation in its files for six years after the date the loan is forgiven or repaid in full and permit authorized representatives of SBA to access such files upon request. SBA may review any loan at any time at its discretion. Therefore, SBA may review the Cooperative’s good-faith certification concerning the necessity of its loan request, whether the Cooperative calculated the loan amount correctly, whether the Cooperative used loan proceeds for the allowable uses specified in the CARES Act, and whether the Cooperative is entitled to loan forgiveness in the amount claimed on its application. If SBA determines the Cooperative was ineligible for the loan or for forgiveness in whole or in part, SBA will seek repayment of the outstanding loan balance.

F-8

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

NOTE 6 – LONG-TERM DEBT

Long-term debt at December 31, 2021 and 2020 consisted of the following:

	2021	2020
Note payable to ImpactAssets, Inc. Due in full in
September 2031. The note is noninterest bearing,
has no prepayment penalty, and is secured by
certain fixed assets of the cooperative.	$1,700,000	$-

Note payable to Local Initiatives Support
Corporation. The note carries no interest and
is payable in full in May 2022.	90,000	-

Note payable to Force for Good Fund with interest
at a fixed rate of 6.85%. Note calls for annual
payments of $24,291 including principal and interest.
Matures in December 2024.	63,922	82,559

Note payable to a member with interest at a fixed
rate of 2%. Note calls for annual interest only
payments until maturity. Matures in March 2025.	25,000	25,000

Long-term debt	1,878,922	107,559

Unamortized debt issuance costs	(14,790)	-
Current portion of long-term debt	(109,912)	(18,636)

Long-term debt net of current portion
and unamortized debt issuance costs	$1,754,220	$88,923

Future minimum principal payments consist of the following:

2022	$109,912
2023	21,276
2024	22,734
2025	25,000
2026	-
Thereafter	1,700,000

Long-term debt	$1,878,922

NOTE 7 – OPERATING LEASE

The Cooperative leases office space under a month-to-month arrangement requiring monthly payments of $600. Total rent expense for 2021 and 2020 was $6,600 and $7,200.

F-9

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2021 and 2020

NOTE 8 – OWNERS’ EQUITY

The Cooperative offers a multi-tiered ownership structure. Each category of ownership entitles the owner to difference rights and responsibilities. Owners may become owners through multiple categories of ownership and will bear the rights and responsibilities of each category of ownership. Multiple ownership categories do not entitle an owner to more than a single vote.

An individual who lives in or is rooted in the East Bay area may become a Community Owner. Community owners pay yearly membership dues which are used to fund the Cooperative’s operations. Community Owners do not hold equity in the Cooperative.

Investor Owners purchase shares that consist of owners’ investments in the Cooperative. Investors are required to purchase one share for $1,000. Shares can be purchased in a lump sum payment or with an initial payment of $100 and a good faith commitment to pay the remaining $900 within five years, with payments made at least annually. Investor Owners agree to hold their shares for a minimum of five years. Investors may purchase additional shares subject to securities law. Purchase of additional shares does not entitle an Investor Owner to additional votes. Shares are refundable should a member decide to leave the Cooperative, subject to approval by the directors. At December 31, 2021 and 2020, 1,522 and 314 shares were issued and outstanding.

Resident Owners are residents of properties which the Cooperative manages. Resident Owners earn equity and patronage dividends from their rental payments.

Staff Owners are employees of the Cooperative. Staff Owners must work for the Cooperative for a minimum of 500 hours and for twelve months. Staff Ownership must be approved by a minimum of two-thirds vote by other Staff Owners.

At December 31, 2021 and 2020, all of the Cooperative’s stock recorded on its balance sheet was comprised of Investor Owner shares.

NOTE 9 – INCOME TAXES

The provision for income taxes for 2021 and 2020 consisted of the following:

	2021	2020

Current federal income tax expense	$(3,247)	$-
Current state income tax expense	(800)	(800)
Deferred tax benefit (expense)	(22,000)	12,000

Provision for income taxes	$(26,047)	$11,200

Deferred taxes at December 31, 2021 and 2020 are derived from net operating loss carryforwards, which totaled approximately $52,000 for federal purposes and $29,000 for state purposes at December 31, 2021. The federal carryforwards last indefinitely. The state carryforwards begin to expire in 2039.

F-10

EAST BAY PERMANENT REAL ESTATE COOPERATIVE, INC.
CONSOLIDATING SCHEDULE OF INCOME
Year Ended December 31, 2021

		Orbit
	EB PREC	Properties, LLC	Total
Revenue
Rental income	$29,836	$-	$29,836
Membership dues	9,705	-	9,705

Total revenue	39,541	-	39,541

Operating expenses
Salaries and wages	332,776	-	332,776
Depreciation	33,775	-	33,775
Professional services	15,022	8,193	23,215
Occupancy	9,572	7,919	17,491
Taxes and licenses	16,875	-	16,875
Insurance	14,538	-	14,538
Office supplies	8,461	991	9,452
Event and conferences	7,833	158	7,991
Contractors	6,632	-	6,632
Miscellaneous	6,538	20	6,558
Bank fees	2,470	15	2,485
Advertising	-	911	911

Total operating expenses	454,492	18,207	472,699

Net loss from operations	(414,951)	(18,207)	(433,158)

Other income (expenses)
Grant income	368,048	7,413	375,461
Donation income	143,462	-	143,462
Interest income	1,176	88	1,264
Other income	4,553	-	4,553
Interest expense	(5,655)	(7,923)	(13,578)

Total other income (expenses)	511,584	(422)	511,162

Net income (loss) before income taxes	96,633	(18,629)	78,004

Provision for income taxes	(26,047)	-	(26,047)

Net (loss) income	$70,586	$(18,629)	$51,957

F-11

PART III - EXHIBITS

Index to Exhibits.

Exhibit Number	Description
2.a	Articles of Incorporation (incorporated by reference to Exhibit 2.a to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
2.b	Bylaws (incorporated by reference to Exhibit 2.b to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
3	Previously Used Investor Owner Agreement (incorporated by reference to Exhibit 3 to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
4	Investor Owner Agreement (incorporated by reference to Exhibit 4 to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.a	Community Ventures Promissory Note (incorporated by reference to Exhibit 6.b to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.b	Nancy Moore Promissory Note (incorporated by reference to Exhibit 6.c to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.c	Development Agreement #2 (2020) Between the Law Center and EBPREC (incorporated by reference to Exhibit 6.f to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.d	Incubation and Technical Support Agreement (2020-2021) (incorporated by reference to Exhibit 6.g to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.e	Legal Services Agreement (2020-2021) (incorporated by reference to Exhibit 6.h to the Company’s Offering Statement on Form 1-A/A filed September 2, 2020)
6.f	General Fiscal Sponsorship Agreement (2021) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.g	Development Agreement #4 with Law Center (incorporated by reference to Exhibit 6.g to the Company’s 2022 Annual Report on Form 1-K filed on April 28, 2022)
6.h	TCC Partnership Agreement (2021-2024) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.i	Recoverable Grant Agreement (2021) (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.j	Center for Cultural Innovation - AmbitioUS Capital Support Agreement #2 (incorporated by reference to Exhibit 6.i to the Company’s 2020 Annual Report on Form 1-K filed April 29, 2021)
6.k	ImpactAssets Loan Agreement (incorporated by reference to Exhibit 6.k to the Company’s 2022 Annual Report on Form 1-K filed on April 28, 2022)
11	Consent of Independent Auditors
12	Legal Opinion

38

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of CA, on 8/22/2022.

East Bay Permanent Real Estate Cooperative, Inc.

By

/s/ Noni Session

Noni Session

Executive Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Signature:	/s/ Noni Session
Name:	Noni Session
Title:	Executive Director, Principal Executive Officer
Date:	8/22/2022

Signature:	/s/ Shira Shaham
Name:	Shira Shaham
Title:	Board Secretary & New Projects Director
Date:	8/22/2022

Signature:	/s/ Ojan Mobedshahi
Name:	Ojan Mobedshahi
Title:	Board Treasurer, Principal Financial Officer, & Principal Accounting Officer
Date:	8/22/2022

Signature:	/s/ Candice Elder
Name:	Candice Elder
Title:	Board Member
Date:	8/22/2022

Signature:	/s/ Toshia Christal
Name:	Toshia Christal
Title:	Board Member
Date:	8/22/2022

Signature:	/s/ Xiomara Chingaté
Name:	Xiomara Chingaté
Title:	Board Member
Date:	8/22/2022

Signature:	/s/ Hope Williams
Name:	Hope Williams
Title:	Board President (Governance Director)
Date:	8/22/2022

Signature:	/s/ Michele Williams
Name:	Michele Williams
Title:	Board Member
Date:	8/22/2022

39